Exhibit 2.1
EXECUTION COPY
(Portions of this Exhibit have been omitted
pursuant to a request for confidential treatment)
Share Sale and Purchase Agreement
between
Family Holding i Alvik AB
and
Hill-Rom AB
regarding the sale of
Liko Vårdlyft AB
September 30, 2008

Table of Contents

1.	DEFINITIONS	1
2.	SALE AND PURCHASE OF SHARES	10
3.	PURCHASE PRICE	10
4.	CLOSING	11
5.	CLOSING ACCOUNTS	13
6.	COVENANTS	15
7.	REPRESENTATIONS AND WARRANTIES OF SELLER	17
8.	LEGAL CONSEQUENCES OF MISREPRESENTATION AND BREACH; SPECIFIC INDEMNITIES	37
9.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	45
10.	ESCROW	46
11.	INFORMATION	49
12.	MISCELLANEOUS	49
13.	ARBITRATION AND GOVERNING LAW	50

List of Schedules
Note:

Schedule 1.2	Accounting Principles
Schedule 1.18	Data room index
Schedule 1.18(a)	Signing Disclosure Letter
Schedule 1.32	Key Employees
Schedule 1.64	Target Net Debt
Schedule 1.65	Target Working Capital
Schedule 4.1 (iii)	Intra-group arrangements
Schedule 4.1 (ix)	Non-competition, Non-solicitation, and Confidentiality Agreement
Schedule 4.1 (x)	Consulting Agreement
Schedule 4.1 (xi)	Waiver and Release Agreement
Schedule 4.1 (xii)	Founder Undertaking
Schedule 4.2 (iii)	Exceptions to Material Adverse Effect
Schedule 6.1.1	Board members resigning at closing and their resignations and waivers
Schedule 6.2 (i)	Liabilities/arrangements owed by Companies to Seller/Family to be settled by Purchaser at Closing
Schedule 6.2 (ii)	Companies’ debts and other liabilities guaranteed by Seller/Family to be assumed by Purchaser at Closing
Schedule 7.1.2	Circumstances excepted from knowledge qualifier
Schedule 7.3.2	Subsidiaries
Schedule 7.6.3	Dividends declared by Companies since Account Date
Schedule 7.8.2	Employee Plans
Schedule 7.8.4	Collective bargaining agreements
Schedule 7.8.5	Bonuses and benefits to which employees are entitled because of this Transaction
Schedule 7.12.2	Liabilities resulting from Closing Net Debt, letters of credit, surety or performance bonds, interest rate, commodity or currency hedging arrangements
Schedule 7.13.1	Compliance with Legal Requirements
Schedule 7.16.1	Registered Intellectual Property Rights of the Business
Schedule 7.17.2	Pending insurance claims
Schedule 7.18.1	Legal Proceedings
Schedule 7.21.4	Products Liability Claims
Schedule 7.23.2	Related parties’ ownership interest in a Person that has any contracts with any of the Companies

2

Schedule 7.24	Finders’ Fee
Schedule 8.1.2	Special Indemnities
Schedule 10.8	Escrow Agreement
Schedule 11.2	Forms of press release

Sale and Purchase Agreement
THIS AGREEMENT is made on this 30th day of September 2008 by and between
1.	Family Holding i Alvik AB, corporate registration no. 556758-2928, address c/o Liljedahl, Pellvägen 4, 975 93 Luleå, Sweden (hereinafter referred to as the “Seller”);

2.	Hill-Rom AB., corporate registration no. 556604-1579, (hereinafter referred to as the “Purchaser”).
WHEREAS
(A)	The Seller is the owner of all shares of Liko Vårdlyft AB, corporate registration no. 556637-9425, having its principal office at Nedre Vägen 100, 975 72 Luleå, Sweden (hereinafter referred to as the “Company”);

(B)	The Founders are the majority holders of all the shares of, and control the board of directors of, the Seller; and:

(C)	The Purchaser wishes to acquire all shares in the Company from the Seller and the Seller wishes to sell the said shares to the Purchaser on the terms and conditions set forth herein.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.	DEFINITIONS

In this Agreement, including the Schedules, the following definitions shall apply, unless the context otherwise requires.

1.1	“Accounting Arbitrator” shall mean KPMG, Stockholm, Sweden.

1.2	“Accounting Principles” shall mean applicable laws, regulations and Swedish Generally Accepted Accounting Principles (“Swedish GAAP”), as applied by the Company pursuant to the principles and policies specified in Schedule 1.2 attached hereto; provided that, for the avoidance of doubt, if a principle or policy is not specified in Schedule 1.2 or if a principle or policy specified in Schedule 1.2 is not consistent with Swedish GAAP, then Swedish GAAP shall apply in connection with the preparation of the Closing Accounts and the determination of Closing Net Debt and Closing Working Capital; provided that for the calculation of Closing Working Capital current assets shall be adjusted for (i) profits derived from sales of products and services among any of the Companies to the extent still included in the Inventory of the Companies at Closing and (ii) profits derived from sales of products and services by Liko

North America Corporation to any of the Companies to the extent still included in the Inventory of the Companies at Closing , and current liabilities shall be adjusted for any liabilities or accruals relating to the sling bar recall matter described in Schedule 7.21.4 hereto. If a principle or policy specified in Schedule 1.2 is not consistent with Swedish GAAP, then the Target Net Debt and Target Working Capital shall be adjusted so as to be consistent with Swedish GAAP, and thus be prepared on the same basis as Closing Net Debt and Closing Working Capital.
1.3	“Accounts Date” shall mean 30 April 2008.

1.4	“Adjustment Date” shall mean the earlier of (i) the day of an agreement (including deemed agreement pursuant to Section 5.3 hereof) between the Parties on the Closing Accounts and the Purchase Price Adjustment, or (ii) the Business Day following the day on which a dispute concerning the Closing Accounts and the Purchase Price Adjustment has been finally resolved.

1.5	“Affiliate” of any Person shall mean, as of any time, (i) any other Person directly or indirectly controlled by or under the common control with that first-mentioned Person and (ii) any other Person(s) directly or indirectly controlling or jointly controlling such first-mentioned Person (whereby “control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a Person, whether through ownership or otherwise, and the term “controlling” shall have a meaning correlative to the foregoing, and the Founders and all other members of their respective Families shall be deemed to constitute one “Person” for all purposes hereof), provided that, after the Closing, neither the Companies nor Liko North America Corporation will not be deemed Affiliates of the Seller or the Founders.

1.6	“Agreement” shall mean this Share Sale and Purchase Agreement and its Schedules by and between the Seller and the Purchaser, as it may be amended from time to time.

1.7	“Annual Accounts” shall mean the audited consolidated statutory annual financial statements and the related notes contained therein for the financial years 2005/2006, 2006/2007, and 2007/2008 of the Company and its Subsidiaries, including the profit and loss statements and the statement of cash flow for the periods 1 May — 30 April 2005/2006, 2006/2007, and 2007/2008, the balance sheets as per 30 April 2006, 2007 and 2008.

1.8	“Business” shall mean all business, activities and operations conducted by the Companies in the past, currently and as currently contemplated, including, without limitation, the business of designing, manufacturing, marketing, assembling, distributing and selling patient lifting and mobility solutions, such as lifts, walkers, lifting and walking solutions across the entire healthcare continuum.

1.9	“Business Day” shall mean any day on which commercial banks in Sweden and in the States of Indiana and New York are open for business.

1.10	“Carve-Out Representations” shall mean the representations and warranties included in Sections 7.3.2-7.3.5, 7.4.1 and 7.18.2 (a).

1.11	“Closing” shall mean the closing of the sale and transfer of the Shares pursuant to this Agreement.

1.12	“Closing Accounts” shall mean the unaudited consolidated balance sheet of the Company including its Subsidiaries prepared by the Purchaser as per the day immediately preceding the Closing Date prepared in accordance with the Accounting Principles.

1.13	“Closing Date” shall mean (i) October 1, 2008, or (ii) such other date as the Parties may agree.

1.13(a)	“Closing Disclosure Letter” shall have the meaning set forth in Section 4.2(i).

1.14	“Closing Net Debt” shall mean the Companies’ consolidated (excluding obligations to Liko North America Corporation) sum of outstanding principal amount of, accrued and unpaid interest on and other payment obligations (but not including any pre-payment fees, penalties, interest indemnities and similar “breakage costs” payable in connection with an early re-payment or termination of a liability or obligation) under or relating to, without duplication, (A) any obligation or liability of any of the Companies (whether incurred or guaranteed, but not including any guaranteed obligations or liabilities of Liko North America Corporation) consisting of, relating to or in respect of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) deferred purchase price for property or similar property financing arrangements, (iv) factoring or similar receivable financing arrangements, but not including any such arrangement that is on a non-recourse basis, (v) lease or other obligations that is required to be classified as a capital lease obligations under Swedish GAAP, (vi) deferred tax liabilities, and (vii) unpaid fees and expenses , incurred in connection with or otherwise relating the negotiations, preparation, execution and implementation of any documents necessary to give effect to the matters which are intended to take place under the terms of this Agreement, including but not limited to legal, accounting and financial advisory fees and expenses, and (B) any obligation or liability of any of the Companies owed to the Seller and its Affiliates (however excluding the Companies and Liko North America Corporation), including Gunnar and Barbro Liljedahl and all other Owners and their respective Family members, less the Companies’ consolidated sum of (i) cash and bank balances, (ii) short term investments in publicly traded securities, (iii) deferred tax assets, and (iv) receivables from the Seller and its Affiliates (however excluding the Companies and Liko North America Corporation), including Gunnar and Barbro Liljedahl and all other Owners and their respective Family members, all such items as at the day immediately preceding the Closing Date and as reflected in the Closing Accounts, calculated in accordance with the Accounting Principles.
1.15	“Closing Working Capital” shall mean the sum of the Companies’ consolidated current assets adjusted for (i) profits derived from sales of products and services among any of the Companies to the extent still included in the Inventory of the Companies at Closing and (ii) profits derived from sales of products and services by Liko North America Corporation to any of the Companies to the extent still included in the Inventory at Closing, less the Companies’ consolidated current liabilities adjusted for any liabilities or accruals relating to the sling bar recall matter described in Schedule 7.21.4, excluding all items included in the definition of Closing Net Debt classified as current assets or liabilities,.

1.16	“Companies” shall mean the Company and the Subsidiaries (as defined below).

1.17	“Company” shall mean Liko Vårdlyft AB.

1.18	“Data Room Material” shall mean (x) the written information given by the Seller to the Purchaser (including its Affiliates, directors, employees, advisers or other representatives) prior to September 26, 2008 as specified in the data room index on Schedule1.18, and reproduced on two CD-Roms prepared by the Seller of which the Parties have taken one copy each, and (y) the information included or referred to in, or attached to, the disclosure letter attached as Schedule 1.18(a).

1.19	“Deposits” shall mean the General Deposits and the Swedish Special Deposit.

1.20	[Intentionally omitted]

1.21	“Due Diligence Information” shall mean the information provided to the Purchaser in this Agreement and its Schedules, in the Data Room Material, and in any other documents or information delivered or made available (including through the management presentations, site visits and interviews) to the Purchaser (including its Affiliates, directors, employees, advisers or other representatives) from and after the 7 July 2008 and through the date hereof in connection with the transactions contemplated by this Agreement; provided that any such document or information made available on or after September 26, 2008 shall only constitute “Due Diligence Information” if it has been included or referred to, or attached to the disclosure letter attached as Schedule 1.18(a).

1.22	“Encumbrance” shall mean any option, pledge, lien, mortgage, encumbrance, conditional sale or retention of title agreement or other security interest, and any right of first refusal, pre-emption right, voting restriction or other adverse claim or restriction of any kind including, but not limited to, any restriction on the right to use or dispose of an asset, and any other written contract or agreement signed by the Companies and not terminated having substantially the same effect or restriction on the voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future.
1.23	“Environment” shall mean all and any land, buildings, machines and other installations, water (including groundwater and sediments), air, and any living organisms or systems.

1.24	“Environmental Health and Safety Laws” shall mean all applicable laws, regulations, principles of common law, Orders, Permits, directives, and the like of any jurisdiction or competent governmental authority, court, tribunal or arbitrator, concerning or relating to pollution or the protection of the Environment, natural resources, human health and safety, product safety, and work environment and conditions in the workplace, and the transportation, storage, treatment or disposal of a Hazardous Substance.

1.25	“Escrow Account” shall mean the General Escrow Account and the Special Escrow Account.

1.26	“Family” of a Founder and an Owner shall mean such person’s children, stepchildren, parents, stepparents, spouse, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees or tenants) who shares such person’s home.

1.26(a)	“Founder Undertaking” shall have the meaning set forth in Section 4.1(xii).

1.27	“Founders” shall mean Mr. Gunnar Liljedahl and Mrs. Barbro Liljedahl.

1.27(a)	“General Deposits” shall mean the North American General Deposit and the Swedish General Deposit.

1.27(b)	“General Escrow Account” shall have the meaning set forth in Section 10.1.

1.27(c)	“Hazardous Substances” means any pollutant, contaminant, petroleum or petroleum product, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste regulated under Environmental Health and Safety Laws.

1.28	“Improvements” means all buildings, structures, fixtures and improvements located on Land, including those under construction.

1.29	“Information Technology” shall mean all software, hardware, data storage devices, communication systems, and business processes, services and documentation relating thereto.

1.30	“Intellectual Property Rights” shall mean all rights to and interest in any registered or unregistered trade marks, service marks, trade names, brand names, logos, domain names, patents, inventions and design rights and applications thereof, as well as copyrights and all other similar proprietary rights (including know-how, trade secrets, discoveries, improvements, processes and formulae, proprietary technical information, technologies, confidential information, drawings, specifications, plans, files, programs, notebooks, records, trade dress, research, marketing and other data, technical property and software licenses) that are subject to protection in any jurisdiction and Intellectual Property Rights shall include, all registrations of such rights and applications and rights to apply for such registrations, and “Intellectual Property Rights of the Business” shall mean all such rights and interest owned or used in the operation of the Business by any of the Companies or in connection with the manufacture, sale or distribution of the products and devices or processes of any of the Companies.

1.31	“Inventory” shall have the meaning as defined in Section 7.11.1.

1.32	“Key Employees” shall mean each of the persons denoted as such in Schedule 1.32.

1.33	“Land” means all parcels, tracts of land and subdivided lots.

1.34	“Lease” shall have the meaning as defined in Section 7.9.1.

1.35	“Legal Requirements” means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, Permit or Order, including, without limitation, Environmental Health and Safety Laws and the Swedish Act on Medical Devices (Sw. Lag (1993:584) om medicintekniska produkter) and the European Union Directive on Medical Devices (93/42/EEC), and all rules and regulations issued thereunder or pursuant thereto by the Swedish Medical Products Agency (Sw. Läkemedelsverket) or any foreign medical device regulatory authority.

1.35(a)	“Liabilities” shall have the meaning as defined in Section 7.12.1.

1.36	“Liko North American Transaction” shall mean the transaction through which an Affiliate of Hill-Rom Holdings, Inc., on the Closing date, purchases all the shares in Liko North America Corporation from AM Holding AB, and “Liko North American Transaction Agreement” shall mean the Sale and Purchase Agreement executed and delivered by the parties thereto on the date hereof pursuant to which such shares are so sold and purchased.

1.36(a)	“Liko North American Purchaser” shall mean Hill-Rom Company, Inc., the “Purchaser” under the Liko North American Transaction Agreement.

1.36(b)	“Liko North American Seller” shall mean AM Holding AB, corporate registration no. 556758-1458, the “Seller” under the Liko North American Transaction Agreement.

1.36(c	“Loss” shall have the meaning as defined in Section 8.1.1.

1.37	“Material Agreement” shall have the meaning as defined in Section 7.20.1.

1.38	“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial position, prospects, results or operations or cash flows of the Companies, taken as a whole, and, for purposes of the use of this definition in Sections 4.2 and 4.3, the term “Companies” shall mean the Companies and Liko North America Corporation, taken as a whole.

1.39	“MSEK” shall mean Million SEK.

1.39(a)	“North American General Deposit” shall mean an amount equal to SEK 14,678,000 to be deposited by the Liko North American Purchaser into the Escrow Account pursuant to the Liko North American Transaction Agreement.

1.40	“Order” means any order, injunction, judgement, decree, ruling, assessment or arbitration award of any governmental authority, court, tribunal or arbitrator.

1.41	“Organizational Documents” shall have the meaning as defined in Section 7.4.2.

1.40	“Owners” shall mean the Founders, Kristina Liljedahl, Joel Liljedahl, Lisa Liljedahl, Anders Liljedahl and Paula Liljedahl.

1.42	“Parties/Party” shall mean the Seller and/or the Purchaser, as the case may be.

1.43	“Permitted Encumbrances” means (i) Encumbrances disclosed in the 2007/2008 Annual Accounts, (ii) statutory liens for current Taxes or assessments not yet delinquent and for which adequate reserves have been made on the balance sheet included in the 2007/2008 Annual Accounts, and (iii) mechanics’, carriers’, workers’, repairmens’ and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable.

1.44	“Permits” shall mean all licenses, permits, authorisations, consents, waivers, franchise rights or orders of any governmental authority (including relating to the Environment or arising under any Environmental Health and Safety Laws) and all registrations, certifications, product approvals, marking and clearances pursuant to or under the Swedish Act on Medical Devices (Sw. Lag (1993:584) om medicintekniska produkter) and all other national and supra-national medical devise laws, including, but not limited to the European Union Directive on Medical Devices (93/42/EEC) and all rules and regulations issued thereunder or pursuant thereto by the Swedish Medical Products Agency (Sw. Läkemedelsverket) or any foreign medical device regulatory authority.
1.45	“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, organization, joint venture, joint-stock company, unincorporated organization or other entity, any governmental authority, court, tribunal or arbitrator, and any natural person.

1.46	“Plans” shall have the meaning set forth in Section 7.8.2.

1.47	“Preliminary Purchase Price” shall mean the preliminary purchase price of 1,092,270,000 SEK to be paid by the Purchaser to the Seller on the Closing Date.

1.48	“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) by or before, or otherwise involving, any governmental authority, court, tribunal or arbitrator.

1.49	“Purchase Price” shall mean the Preliminary Purchase Price after Purchase Price Adjustment.

1.50	“Purchase Price Adjustment” means the adjustment to the Preliminary Purchase Price to be made pursuant to the first paragraph of Section 5.5.

1.51	“Real Property” means Land and Improvements.

1.52	“Real Property Encumbrances” shall have the meaning as defined in Section 7.9.2.

1.53	“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the Environment of any Hazardous Substances.

1.54	“Schedules” shall mean all the attachments to this Agreement designated as such and incorporated into this Agreement by reference.

1.55	“SEK” shall mean the currency Swedish kronor.

1.56	“Seller’s Knowledge” as to any statement shall mean the knowledge that the Founders’ or either of them had, or would have had after due inquiry in order to establish that the statement is true and not misleading in any respect, at the Closing Date as to matters that are relevant for the representations and warranties contained in Section 7.

1.57	“Shares” shall mean all 1,000 shares no. 1-1,000, each with a par value of SEK 100 representing one hundred percent (100%) of the share capital and voting rights of the Company.

1.57(a)	“Special Escrow Account” shall have the meaning set forth in Section 10.1.

1.58	“Special Indemnities” shall have the meaning set forth in Section 8.1.1.

1.58(a)	“Special Indemnity II” shall have the meaning set forth in Section 8.1.2.

1.58(b)	“Special Indemnity III” shall have the meaning set forth in Section 8.1.2.

1.58(c)	“Specific Matter I” shall mean the matters specifically identified in Schedule 7.1.2 as “Specific Matter I”.

1.58(d)	“Specific Matter II” shall mean the matters specifically identified in Schedule 8.1.2 as “Specific Matter II”.

1.58(e)	“Specific Matter III” shall mean the matters specifically identified in Schedule 8.1.2 as “Specific Matter III”.

1.58(f)	“Specific RAQA Matters” shall mean the matters specifically identified in Schedule 7.1.2 as the “Specific RAQA Matters”.

1.58(g)	“Specific Tax Matters” shall mean the matters specifically identified in Schedule 7.1.2 as the “Specific Tax Matters”.

1.59	“Statutory Books” shall mean the shareholders’ register and minutes from the shareholders’ meetings and board meetings.

1.60	[Intentionally omitted]

1.61	“Submissions” shall have the meaning as defined in Section 7.14.1.

1.62	“Subsidiaries” shall mean the entities, identified and wholly owned as set out in the detailed organizational chart in Schedule 7.3.2.

1.61(a)	“Swedish Deposits” shall mean the Swedish General Deposit and the Swedish Special Deposit.

1.62(a)	“Swedish General Deposit” shall mean an amount equal to SEK 218,454,000 to be deposited into the Escrow Account pursuant to this Agreement.

1.62(b)	“Swedish Special Deposit” shall mean an amount equal to SEK 26,512,000 to be deposited into the Escrow Account pursuant to this Agreement.

1.63	“Swedish GAAP” shall have the meaning as defined in the definition of “Accounting Principles”.

1.64	“Target Net Debt” shall mean SEK 7,730,000. A calculation of the Target Net Debt is attached hereto as Schedule 1.64.

1.65	“Target Working Capital” shall mean SEK 70,237,000. A calculation of the Target Working Capital is attached hereto as Schedule 1.65.

1.66	“Taxes” shall mean all taxes, duties, charges and levies or other assessments, including, without limitation, income taxes, corporation tax, capital gains tax, transfer tax, real property tax, social security fees, duties, sales tax, use tax, value added (ad valorem) tax, withholding tax and any other taxes which may be payable to or imposed by any tax authority together with any interest, penalties or additions to such taxes.

1.67	“Working Capital” shall mean the sum of the Companies’ consolidated current assets adjusted for (i) profits derived from sales of products and services among any of the Companies to the extent still included in the Inventory of the Companies at Closing and (ii) profits derived from sales of products and services by Liko North America Corporation to any of the Companies to the extent still included in the Inventory at Closing , less the Companies’ consolidated current liabilities adjusted for any liabilities or accruals relating to the sling bar recall matter described in Schedule 7.21.4 hereto, excluding all items included in the definition of Closing Net Debt classified as current assets or liabilities.
2.	SALE AND PURCHASE OF SHARES

2.1	Subject to the terms and conditions set forth in this Agreement, at Closing the Seller shall sell the Shares free and clear from any Encumbrances and the Purchaser shall purchase and accept the transfer of full ownership of the Shares without any Encumbrances.

2.2	Title of ownership to the Shares shall transfer to the Purchaser on the Closing Date.
3.	PURCHASE PRICE

3.1	The Preliminary Purchase Price for the Shares is SEK 1,092,270,000 based on the Target Net Debt and Target Working Capital.

3.2	On the Closing Date, the Purchaser shall pay the Preliminary Purchase Price less the aggregate amount of the Swedish Deposits (without any set-off, deduction or counterclaim on such date) by wire transfer of immediately available funds to the Seller’s bank previously disclosed to the Purchaser. The Purchaser shall furthermore pay the Swedish Deposits to the Escrow Account. The Seller hereunder acknowledges that the payment to the Seller pursuant to the first sentence hereof, payment of any amounts payable in accordance with Section 5, and the payment of the Swedish Deposits to the Escrow Account pursuant to the terms hereof shall constitute satisfaction in full of the Purchaser’s obligations to pay the Purchase Price hereunder.
4.	CLOSING

4.1	Subject to satisfaction or waiver by the Purchaser of the conditions to closing set forth in Section 4.2, the Closing shall take place on the Closing Date at the offices of Advokatfirman Cederquist, in Hovslagargatan 3, Stockholm, Sweden. At the Closing, each Party shall do or procure to be done all acts necessary in order to consummate the transactions contemplated by this Agreement, including, but not limited to the following:
(i)	the Purchaser shall pay to the Seller the Preliminary Purchase Price less the aggregate amount of the Swedish Deposits and shall pay the Swedish Deposits to the Escrow Account in accordance with Section 10;

(ii)	the Seller shall deliver to the Purchaser the share certificates evidencing the Shares, duly endorsed in favour of the Purchaser;

(iii)	any intra-group arrangements identified in Schedule 4.1 (iii) between, on the one hand, any of the Companies, and on the other hand, the Owners and their respective members of Family, shall be settled in full.

(iv)	the Seller shall procure that the board of directors of the Company enters the Purchaser as owner of the Shares in the share register (Sw. aktiebok) of the Company and deliver to the Purchaser a copy of such share register;

(v)	the Purchaser shall procure the fulfilment of Sub-sections 6.2 (i) and 6.2 (ii);

(vi)	the Seller shall deliver letters of resignation from each of the board members and powers of attorney as set forth in Sub-sections 6.1.1 and 6.1.2;

(vii)	the Purchaser shall hold extraordinary general shareholders’ meetings of the Companies in order to appoint new members of the board of directors and company signatories in replacement of those appointed by the Seller who resign at the Closing, registration applications of which, to the extent applicable, shall be submitted to the Swedish Companies House or other relevant authorities;

(viii)	both the Seller and the Purchaser shall ensure that, subject to the terms and conditions of the Liko North American Transaction Agreement, the Liko North American Transaction is completed simultaneously with the Closing;

(ix)	the Seller and the Owners shall execute and deliver the Non-competition, Non-solicitation and Confidentiality Agreement in the form of Schedule 4.1 (ix) attached hereto;

(x)	the Founders shall each execute and deliver a Consulting Agreement in the form of Schedule 4.1 (x) attached hereto; and

(xi)	the Owners shall each execute and deliver, for and on behalf of themselves and with respect to their respective Family members, a Waiver and Release Agreement in the form of Schedule 4.1 (xi) attached hereto; and

(xii)	the Founders shall each execute and deliver the Founder Undertaking in the form of Schedule 4.1 (xii) attached hereto (the “Founder Undertaking”).
All of the above actions shall be deemed to occur simultaneously and the Closing shall not be deemed to have occurred until and unless all such actions have been finalized
4.2	The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the following conditions:
(i)	the Seller shall have delivered a letter (the “Closing Disclosure Letter”) to the Purchaser identifying any fact, condition, event or set of circumstances having occurred after the date hereof that should be evident for the Seller (including its Affiliates, directors, employees, advisors or other representatives) or any of the Founders to result in (i) any of the Seller’s representations and warranties set forth in Section 7 hereof not being true and correct on and as at Closing Date or (ii) a Material Adverse Effect;

(ii)	the Carve-Out Representations of the Seller shall be true and correct, and the other representations and warranties of the Seller set out in Section 7 shall be true and correct with only such exceptions as could not reasonably be expected to result in a Material Adverse Effect (disregarding for purposes hereof all qualifications in any such representations and warranties with reference to materiality or Material Adverse Effect), on and as of the Closing Date after giving effect to the disclosures made in the Closing Disclosure Letter;

(iii)	no event, development or set of circumstances shall have occurred between the date hereof and the Closing Date which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect, except any such effect resulting from or arising from (i) the announcement of the transactions contemplated hereby or the consummation of the transactions contemplated hereby being pending, (ii) changes in economic, regulatory or political conditions generally, (iii) changes in applicable Legal Requirements (other than Permits and Orders), (iv) any action or omission by the Purchaser or any of its Affiliates, or (v) any consequences of the matter set forth on Schedule 4.2(iii); and
(iv)	the Purchaser shall have received a certificate executed by the Seller and the Founders dated the Closing Date confirming the satisfaction of the conditions to closing set out in clauses (ii) and (iii) hereof.
4.3	The Purchaser shall be entitled, in its sole discretion, to terminate this Agreement and the Liko North American Transaction Agreement forthwith in writing if any of the conditions to Closing set out in Section 4.2 hereof or in Section 4.2 in the Liko North American Transaction Agreement has not been satisfied on the Closing Date. If the Purchaser decides to terminate this Agreement in accordance with this Section the Liko North American Transaction Agreement will terminate automatically pursuant to its terms. If this Agreement and the Liko North American Transaction Agreement are terminated as permitted by this Section 4.3, such termination shall be without liability of either Party to the other Party. However, if such termination shall result from the occurrence of a Material Adverse Effect which was not caused, and could not reasonably have been prevented by, any act or omission of the Company, any Subsidiary, the Seller or any of the Owners, or the Liko North American Seller, then the Purchaser shall pay the Seller a termination fee of 5,000,000 United States Dollars.
5.	CLOSING ACCOUNTS

5.1	As promptly as practicable, but in no event later than within ninety (90) Business Days following the Closing Date, the Purchaser shall provide to the Seller draft Closing Accounts, and a separate certificate based on such draft Closing Accounts, setting out the Purchaser’s calculation of, and a statement on the proposed Closing Net Debt and Closing Working Capital. The Closing Accounts and the Closing Net Debt statement and the Closing Working Capital statement shall be prepared in accordance with the Accounting Principles. The Inventory of the Business shall be subject to a full stock taking and inventory count under application of valuation principles consistent with the Accounting Principles.

5.2	The Purchaser shall, after the Closing Date, ensure that the Seller and the Seller’s accountants have full access to the financial books and records of the Companies, for the purposes of review of the draft Closing Accounts, provided, however, that such review shall be conducted in such manner as not to interfere unreasonably with the conduct and operation of the Business.
5.3	Within sixty (60) Business Days after the delivery to the Seller of the draft Closing Accounts, the Seller may submit to the Purchaser a written statement either accepting the draft Closing Accounts or setting forth in detail those items and amounts in the draft Closing Accounts on which the Seller disagrees with the Purchaser, including a separate certificate setting out the Seller’s calculation of, and a statement on the proposed Closing Net Debt and Closing Working Capital. If the Seller fails to deliver such written statement within such sixty (60) Business Day period, then the draft Closing Accounts (and the resulting Purchase Price Adjustment) shall be deemed agreed and final.

5.4	Any dispute as to the Closing Accounts shall be resolved in the following manner:
(i)	During a thirty (30) Business Day period following receipt by the Purchaser of a written statement and report as referred to in Section 5.3, the Seller and the Purchaser shall attempt to resolve the dispute and determine the appropriateness of the draft Closing Accounts including the Closing Net Debt and Closing Working Capital proposed by the Purchaser and the Seller respectively.

(ii)	If, at the end of the thirty (30) Business Day period specified in Section 5.4 (i), the Seller and the Purchaser have not resolved the dispute, the matter shall, upon a written request by either Party, be referred to arbitration with the Accounting Arbitrator acting as the sole arbitrator.

(iii)	The Accounting Arbitrator shall promptly review this Agreement and those items and amounts set forth in the draft Closing Accounts and the proposed Closing Net Debt and Closing Working Capital statements with which the Seller has disagreed for purposes of determining whether the Closing Accounts and the Closing Net Debt and the Closing Working Capital statements have been prepared and whether the Purchaser’s calculation of Closing Net Debt and Closing Working Capital have been made in accordance with the terms and conditions of this Agreement. The Accounting Arbitrator shall consider only those amounts and items set forth in the Purchaser’s Closing Net Debt and Closing Working Capital statements with which the Seller has disagreed. Following its review, the Accounting Arbitrator shall deliver to the Parties a report setting forth its calculation of Closing Net Debt and Closing Working Capital. The determination by the Accounting Arbitrator shall not assign a value to any item higher than the highest value for such item claimed by either Party or lower than the lowest value for such item claimed by either Party, provided, however, that to the extent the determination of the value of any disputed item affects any other item used in calculating

Closing Net Debt or Closing Working Capital such effect may be taken into account by the Accounting Arbitrator.
(iv)	The decision of the Accounting Arbitrator will, absent manifest mathematical errors, be final and binding upon the Parties for the purposes of the Closing Accounts, Closing Net Debt and Closing Working Capital. The Parties will bear the fees and expenses of the Accounting Arbitrator in reverse relation to each Party’s success in the dispute based on a comparison of the Parties’ respective statements with the final decision of the Accounting Arbitrator.
5.5	Purchase Price Adjustment

Upon completion of the Closing Accounts and the determination of the Closing Net Debt and the Closing Working Capital in accordance with Sections 5.1-5.4 above, the Preliminary Purchase Price shall be adjusted SEK by SEK as follows:
(i)	if the Closing Net Debt is less than the Target Net Debt, the Purchaser shall pay to the Seller the difference as an increase of the Preliminary Purchase Price and if the Closing Net Debt is greater than the Target Net Debt, the Seller shall repay to the Purchaser the difference as a reduction of the Preliminary Purchase Price; and

(ii)	if the Closing Working Capital is less than the Target Working Capital, the Seller shall repay to the Purchaser the difference as a reduction of the Preliminary Purchase Price and if the Closing Working Capital is greater than the Target Working Capital, the Purchaser shall pay to the Seller the difference as an increase of the Preliminary Purchase Price.
Payment of any such Purchase Price Adjustment shall be made, together with interest thereon from the Closing Date until the date of payment thereof at a rate of six (6) per cent, within five (5) Business Days following the Adjustment Date by transfer of immediately available funds to such bank accounts as the receiving Party shall designate in writing to the paying Party at the latest three (3) Business Days before such payment date.
6.	COVENANTS

6.1	Seller’s Covenants

6.1.1	At the Closing, the Seller shall procure that the members of the Board of Directors of each of the Companies listed in Schedule 6.1.1 shall resign effective as of the Closing Date and, in the case of directors of the Swedish Companies, waive all claims in relation to the relevant Company (including contingent and unknown claims based on any events, facts or set of circumstances that could form the basis of a claim), other than ordinary compensation for services rendered to that date, such resignations and , as applicable, waivers being executed and delivered on the forms attached to Schedule 6.1.1.
6.1.2	At the Closing, the Seller shall procure that powers of attorney will be issued empowering the new board members to represent the Companies for the period from Closing until such rights have been duly registered.

6.2	Purchaser’s Covenants

The Purchaser covenants that it shall:
(i)	at the Closing, simultaneously with the activities set forth in Section 4, procure payment of any of the Companies’ debts due or outstanding towards the Seller, the Founders and all other Owners and their respective Family members, and their respective Affiliates, in the amounts as set forth in Schedule 6.2 (i), but only to the extent such amounts are included in the calculation of Target Net Debt, by wire transfer of immediately available funds to the accounts designated in Schedule 6.2 (i);

(ii)	at the Closing, simultaneously with the activities set forth in Section 4, release the Seller, the Founders and all other Owners and their respective Family members, and their respective Affiliates from any guarantees, indemnities, bonds, securities and other obligations given or incurred by them and relating to debts or other liabilities of the Companies and which are set forth in Schedule 6.2 (ii) and Purchaser shall indemnify and keep indemnified the Seller and each of the Seller’s Affiliates against all and any liabilities, claims, demands, proceedings, losses, damages, costs or expenses incurred in respect thereof;

(iii)	procure that each resigning board member of all Companies that are Swedish limited liability companies shall be discharged from liability for their administration until the Closing Date at the respective Companies’ next following ordinary general shareholder’s meeting, however, only provided that, in the auditor’s reports for the relevant periods, the auditors do not recommend against such discharges.
6.3	The Parties’ Covenants

6.3.1	Subject to the terms and conditions of this Agreement, the Parties shall take, or cause to be taken, all additional actions and to do or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement.

6.3.2	The Seller and the Purchaser shall promptly notify each other of the receipt of any notice or other oral or written communication from any person alleging that the consent of, notice to, filing with or any other action in respect of such Person is or may be required in connection with the transactions contemplated by this Agreement, and any notice or other communication from any governmental or regulatory agency or authority in connection with transactions contemplated by this Agreement.
7.	REPRESENTATIONS AND WARRANTIES OF SELLER
7.1.1	Subject to Section 7.1.2 and to the qualifications set out in Section 8.2 below, the Seller represents and warrants to the Purchaser that the following statements are true and correct on the Closing Date. For the avoidance of doubt, any disclosure made in any Schedule in this Section 7 has been made in good faith with the intention of being complete and accurate, but is made for the convenience of the Parties only, and the Parties thus realize that such disclosures listings might not be exhaustive and that the representations and warranties (including those qualified by Sellers knowledge and the Carve-Out Representations) shall be qualified as follows:
(i)	if and to the extent the Purchaser (including its Affiliates, directors, employees, advisers or other representatives) prior to the date hereof was actually aware of a misrepresentation or breach of representation or warranty;

(ii)	if and to the extent a misrepresentation or breach of representation or warranty was or should have been evident for the Purchaser (including its Affiliates, directors, employees, advisers or other representatives) after reasonable and diligent analyses of the Due Diligence Information (provided, however, that when a representation and warranty in this Section 7 refers to the Data Room Material, the term Due Diligence Information shall be limited to the Data Room Material), or

(iii)	by a disclosure in the Closing Disclosure Letter of a fact, condition, event or set of circumstances having occurred after the date hereof, provided that such fact, condition, event or set of circumstances was not caused by, or could not reasonably have been prevented by, any act or omission of the Company, any Subsidiary, the Seller or any of the Owners, or resulting from or arising from (i) the announcement of the transactions contemplated hereby or the consummation of the transactions contemplated hereby being pending, (ii) changes in economic, regulatory or political conditions generally, (iii) changes in applicable Legal Requirements (other than Permits and Orders), (iv) any action or omission by the Purchaser or any of its Affiliates, or (v) any consequences of the matter set forth in Schedule 4.2(iii), and provided further that no such disclosure shall operate as qualifying the representations and warranties set forth in this Section 7 to the extent the aggregate amount of all claims that would otherwise arise out of the misrepresentations or breaches of warranties disclosed in the Closing Disclosure Letter and the Closing Disclosure Letter (as defined in the Liko North American Transaction Agreement) delivered pursuant to the Liko North American Transaction Agreement exceed [***] in the aggregate.
7.1.2	Notwithstanding Section 7.1.1, none of the representations or warranties in Section 7 with respect to the matters identified on Schedule 7.1.2, will be qualified or limited in any way by (i) any knowledge qualifier, materiality qualifier, qualification by reference to any Schedule or Due Diligence Information, or other qualifier contained in any such representation or warranty or (ii) any other qualifications or limitations included in sections 8.2.1 or 7.1.1, provided that the other qualifications limitations contained in Section 8 still apply; provided further that Purchaser will have no claim for misrepresentation or breach of representation or warranty for the costs and expenses associated with post Closing voluntarily efforts to improve operations or compliance levels.

7.2	The Seller and Corporate Authority

7.2.1	The Seller has been duly formed as a Swedish limited liability company and validly exists pursuant to its articles of association. The Seller has disclosed to Purchaser complete, true and accurate copies of the Seller’s articles of association. The Seller has full power and authority to enter into this Agreement and all other agreements, documents and instruments to be executed and delivered by the Seller in connection with the transactions contemplated by this Agreement, and to sell and transfer the Shares and to perform its other obligations under this Agreement and under such other agreements, documents and instruments to which the Seller is a Party. This Agreement and each of the other documents, agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated by this Agreement will constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

7.2.2	The consummation of the transactions contemplated by this Agreement will not conflict with or violate, result in the breach of or constitute a default under any term or provision of or otherwise, cause an adverse consequence under any applicable Legal Requirement, Order, Permit, agreement, mortgage document or other instrument to which the Seller or any Owner is a party or by which any of them is bound respectively.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.3	The Founders hold the majority of the shares in the Seller and have full power and authority to cause the Seller to enter into this Agreement and all other agreements, documents and instruments referred to herein to which the Seller is a Party, and to cause the Seller to sell and transfer the Shares and to perform its other obligations under this Agreement and under such other agreements, documents and instruments to which the Seller is a Party.

7.3	Capitalization and Ownership of Companies

7.3.1	Except for non controlling investments in tradable stock reflected in the line item Short Term Investments (Sw. Kortfristiga placeringar) in the balance sheet included in the Annual Accounts, none of the Companies has or owns any beneficial or ownership interest, directly or indirectly, in any Person other than the Subsidiaries.

7.3.2	The Company, directly or indirectly, owns the Subsidiaries as specified in Schedule 7.3.2. The Subsidiary shares, true, correct and complete details of which are set out in Schedule 7.3.2, are not subject to any Encumbrances, other than as disclosed in the Data Room Material. The Shares constitute all of the issued and outstanding equity interests or securities of the Company and the details disclosed in Schedule 7.3.2 regarding the capital structure and ownership of the Company and the Subsidiaries are true, correct and complete.

7.3.3	There are no outstanding or authorized options, warrants, subscription rights, conversion rights, exchange rights or any other securities convertible into or exercisable or exchangeable for shares in the capital of the Company or any of the Subsidiaries, or any outstanding rights of first refusal, pre-emption rights, preferential purchase rights in respect of any such shares. There are no outstanding or authorized share appreciations, phantom stock, profit participation or similar rights with respect to any of the Companies.

7.3.4	Neither any Owner, the Seller, the Company nor any Subsidiary is required to, has undertaken to, or has undertaken to cause any of the Companies to issue, sell, vote, redeem or repurchase any shares, debentures, options, warrants or other securities of any of the Companies to any Person. Neither any Owner, the Seller, the Company nor any Subsidiary has agreed to waive in relation to any Person any available compulsory squeeze-out rights (Sw. tvångsinlösen) in relation to any of the Companies under the Swedish Companies Act of 2005 (as amended).

7.3.5	The Seller is the sole owner of the Shares. The Shares are owned and held free of any Encumbrances. The Seller is authorised to, and the Owners are authorized to cause the Seller to, freely transfer the Shares and the Seller and the Founders have obtained any necessary third party consents and waivers to do so. There are no participation debt instruments issued by any of the Companies. All outstanding Shares and Subsidiary shares have been validly issued and are fully paid and were issued in compliance with applicable laws.

7.4	Incorporation and Statutory Matters
7.4.1	Each of the Companies has been properly established or duly formed or incorporated, as the case may be, under the relevant jurisdiction and validly exists pursuant to its articles of association or incorporation, charter, by-laws, or equivalent governing documents and pursuant to the laws existing in each relevant jurisdiction.

7.4.2	The Seller has disclosed to Purchaser, complete, true and accurate copies of the (i) articles of association or incorporation, charter, by-laws, or equivalent governing documents and internal principles of any applicable corporate governance and/or (ii) any amendment to any of the foregoing ((i)-(ii) collectively being referred to as the “Organizational Documents”), each as amended to date, of any of the Companies.

7.4.3	No bankruptcy, insolvency proceedings or other proceeding for the dissolution, liquidation, receivership, reorganization, winding-up or compromise or similar arrangement with creditors, has been instituted, initiated or filed against or in respect of, and no receiver or liquidator is appointed for or against, the Seller, the Company and/or any of the Subsidiaries or any of their respective assets. None of the Seller, the Owners, the Company or any of the Subsidiaries is insolvent within the meaning of applicable laws, rules or regulations.

7.4.4	Each of the Companies has all corporate, company or partnership powers and authority, as applicable, required to carry on its business as now conducted and to own its assets and properties. Each of the Companies is duly qualified or licensed and in good standing to do business in each foreign jurisdiction where they conduct business and where such qualification is necessary, except for such jurisdictions in which, collectively, failure to be so qualified would not have a Material Adverse Effect.

7.5	Statutory Books

7.5.1	The Statutory Books and the books of accounts and other financial records of the Companies are in all material respects complete and correct and up to date and contain, in all material respects, complete and accurate records of the matters which should be included in such books, accounts and records. The transactions recorded therein represent actual, bona fide transactions. The Statutory Books of the Companies, all of which have been disclosed to the Purchaser in the Data Room Material, contain accurate and complete records of meetings held of, and corporate action taken by, the shareholders, the board of directors and any committees of the board of directors of the Companies.

7.5.2	The Company maintains a system of internal accounting controls to assure that (i) transactions involving the Company and its Subsidiaries are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded (A) to permit the preparation of financial statements for the Company and its Subsidiaries in conformity with GAAP, and (B) to account for the assets of the Companies, (iii) transactions involving the assets of the Companies are permitted only in accordance with management’s general or specific authorizations, and (iv) recorded assets are compared with physical assets at reasonable intervals and appropriate actions are taken with respect to any differences to properly account for and recognize the effects of any noted differences.
7.6	Accounts

7.6.1	The Seller has disclosed to the Purchaser in the Data Room Material true, correct and complete copies of the Annual Accounts. The Annual Accounts have been prepared in accordance with the Accounting Principles consistently applied, and accurately and fairly present the financial position, results of operations, changes in shareholders’ equity (Sw: eget kapital)and cash flows of the Company and its Subsidiaries as of the date specified and throughout the periods therein specified. The Seller has disclosed to the Purchaser in the Data Room Material copies of all letters or written observations or recommendations concerning the internal control structure from the Companies’ auditors to the Companies’ board of directors or the Founders during the thirty-six (36) months preceding the execution of the Agreement, together with copies of all responses thereto.

7.6.2	None of the Companies has made any commitment for capital expenditures under which there remains outstanding on the date hereof a payment or expenditure obligation of SEK 600,000 or more.

7.6.3	Except as set forth on Schedule 7.6.3, no dividends, interim dividends or group contributions have been declared or paid by the Company or any of the Subsidiaries since the Accounts Date.

7.6.4	The Business has, since the Accounts Date been conducted in the ordinary course of business consistent with past practice and policies over the last three years with a view to maintaining the Business as a going concern.

7.6.5	There have not occurred or arisen since the Accounts Date with respect to the Business or the Companies:
(i)	any fact, event or set of circumstances that has had or could reasonably be expected to have a Material Adverse Effect;

(ii)	any material obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, whether for taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business (which, for the avoidance of doubt, include any sale and project offers, orders or contracts related to the ongoing business irrespective of the price level, volume or term);

(iii)	any transactions or acquisitions other than in the ordinary course of business or the start-up by any of the Companies of any new business;
(iv)	any sale, assignment or transfer of, or Encumbrance over or in respect of, (A) any asset or property of the Company with an individual net book value in excess of SEK 150,000 at the time of such sale, assignment, transfer or Encumbrance, or assets or property of the Companies with an aggregate book value or fair market value in excess of SEK 300,000, in any case, other than sales of Inventory in the ordinary course of business, or retirements or other dispositions in the ordinary course of business of equipment or other personal property no longer required in the business of the Company, or (B) any Intellectual Property Right owned, held or used by any of the Companies,

(v)	any incurrence, assumption or guarantee of any indebtedness for borrowed money other than borrowings in the ordinary course under credit facilities existing as of the Accounts Date;

(vi)	any loan, advance or capital contribution or any investment to or in any Person, other than loans, advances or capital contributions to or investments in the Subsidiaries and extensions of credit to customers in the ordinary course of business consistent with past practice and policies over the last three years;

(vii)	any occurrence of any casualty loss or damage, destruction or loss of or to any property or asset of the Business with an individual net book value in excess of SEK 150,000;

(viii)	any entering into or the termination, waiver, amendment or cancellation of any agreement, that would qualify as a “Material Agreement” under Section 7.20.1 hereof, or any waiver or relinquishment of any material term, benefit or right or condition of any Material Agreement;

(ix)	any change in any method of accounting or accounting practice or policy or any change in any tax accounting methods or elections;

(x)	to the Seller’s Knowledge any modification or amendment of any agreement, commitment, arrangement or understanding relating to any employee plan, any general increase in the compensation of, or benefits or severance payable to, employees of the Company or any of its Subsidiaries (including any increase pursuant to any Plan), other than customary adjustments in compensation consistent with past practice and policies over the past three years, or any increase in the rate of compensation or other benefits payable to any Key Employee other than customary adjustments in compensation consistent with past practice and policies over the last three years;

(xi)	any capital expenditure for additions or Improvements to fixed assets made, other than in the ordinary course of business consistent with past practices and policies over the last three years;

(xii)	any payment, discharge or satisfaction of any claim, liability or obligation (fixed or contingent) by the Company, in excess of SEK 150,000, other than in the ordinary course of business;

(xiii)	any change made or authorized in the Organizational Documents of the Company or any Subsidiary; or

(xiv)	any agreement or commitment entered into by any of the Companies (whether in writing or otherwise) to take any of the actions set forth above.
7.6.6	Since the Accounts Date:
(i)	the accounts receivable, notes receivable and other receivables of the Companies have been collected in the ordinary course of business consistent with past practice and policies over the last three years;

(ii)	the Inventory has been maintained and disposed of in the ordinary course of business under terms consistent with past practices and policies over the past three years; and

(iii)	the accounts payable and other current liabilities of the Business have accrued and have been paid in the ordinary course of business consistent with past practices and policies over the past three years;
7.7	Taxes

7.7.1	Each of the Company and the Subsidiaries has properly prepared and timely reported and filed all Tax declarations and returns required to be filed (subject to any granted extensions of time within which to file) for all tax periods ending on or prior to the Closing Date. Such returns and reports were true, correct and complete when filed and all information required for correct assessments of Taxes was provided therein.

7.7.2	All Taxes, social insurance costs and other public charges and levies of the Company or any of the Subsidiaries in respect of any period ending on or before the Accounts Date have been paid or withheld and remitted in due time or, as the case may be, have been adequately reserved or provided for in the balance sheet included in the 2007/2008 Annual Accounts. Such accruals and provisions included in such balance sheet are adequate to cover Tax liabilities in respect of the period up to and including the Accounts Date, and the accruals and provisions reflected on the books and accounts of the Companies on the Closing Date (which are included in the Due Diligence Material) will be adequate to cover Tax liabilities in respect of the period up to and including the Closing Date. All Taxes which any of the Companies has been required to collect or withhold since the Accounts Date have been duly collected or withheld, and, to the extent required when due, have been duly paid and remitted to the proper authority.
7.7.3	There are no Proceedings or deficiency claims relating to Taxes pending, or, to the Seller’s Knowledge, threatened against any of the Companies, and none of the Companies has received any written notice or other communication from any Tax authority and, to the best of the Seller’s Knowledge, no fact or set of circumstances exists that could reasonably be expected to result in any such Proceedings or deficiency claims.

7.7.4	The restructuring of the ownership of the Company and the thereto related transactions between the Accounts Date and the Closing Date has not and will not, directly or indirectly, result in any Taxes becoming payable or being required to be withheld or remitted by any of the Companies.

7.7.5	Any reporting position on any Tax declaration or return that could subject any of the Companies to a penalty or interest has been properly disclosed. The Seller has disclosed to the Purchaser in the Data Room Material true and correct copies of all correspondence from all Tax authorities to the Company and its Subsidiaries during the thirty-six (36) months preceding the Closing Date, together with copies of all responses thereto.

7.7.6	None of the Companies (a) has executed a waiver of any statute of limitations with respect to assessment or collection of any Taxes; (b) is a party to any Tax sharing agreements; and (c) has been a member of a consolidated group other than the consolidated group which included the Company.

7.8	Employment and labour matters

7.8.1	The Key Employees are the only individuals employed by the Companies who are currently entitled to an annual base salary in excess of SEK 700,000. True and complete copies of the agreements governing the terms of employment of the Key Employees have been included in the Data Room Material. No Key Employee has received, or to the Seller’s Knowledge, no Key Employee has given notice of termination of his or her employment. To the Seller’s Knowledge, no Key Employee has indicated to the Seller or any of the Companies that he or she intends to terminate his or her employment upon completion of the transactions contemplated hereby.

7.8.2	Except for Plans (as defined below) that are binding upon any of the Companies pursuant to applicable law or applicable collective bargaining agreements, Schedule 7.8.2 identifies (i) all bonus, profit-sharing, stock option and similar compensation arrangements, (ii) all severance and employment termination benefits and arrangements, (iii) all pension and retirement benefit arrangements, (iv) all life, health, disability and similar benefit arrangements, and (v) all vacation, leave of absence and similar benefit arrangements (collectively “Plans”), in each case, that apply for the benefit of the Companies’ employees of which correct and complete, in all material respects copies or descriptions have been included in the Data Room Material.
7.8.3	No labour stoppages or labour walkouts have occurred at any of the Companies’ offices or facilities during the last five (5) years. There are no controversies between any of the Companies and any of its employees or any labour union, and there are no labour union related litigation, arbitration or administrative proceedings pending or, to the Seller’s Knowledge, threatened against any of the Companies.

7.8.4	Schedule 7.8.4 lists all collective bargaining agreements by which any of the Companies is bound. True and complete copies of the local Swedish collective bargaining agreements have been included in the Data Room Material. There are no collective bargaining agreements covering employees of any of the Companies outside of Sweden.

7.8.5	The transaction contemplated hereby, will not entitle any employee of any of the Companies to a bonus, compensation or any other payment (whether payable by any of the Companies, the Seller, the Owners or any of their Affiliates), or accelerate the time of payment or vesting of or increase the amount of compensation due to any employee, other than as described in Schedule 7.8.5.

7.8.6	None of the Companies has any obligation or liability with respect to pension benefits to any current or former employee which obligation or liability has not been fully and adequately accrued or insured. Full payment has been made of all amounts that are required under the terms of each employee benefit plan to be paid as contributions with respect to all periods ending prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall has been incurred with respect to any such employee benefit plan which is not properly accrued or insured as a liability in the Annual Accounts.

7.8.7	The form of all employee benefit plans is in compliance with the applicable Legal Requirements and such plans have been operated and administered in compliance with such Legal Requirements and any written employee benefit plan documents.

7.9	Real Property and Tangible Assets

7.9.1	The Company and the Subsidiaries own only the Real Property disclosed in the Data Room Material, in respect of which true, complete and accurate extracts from relevant land register and the public law charges have been disclosed in the Data Room Material. The Companies have the leasehold interests (“Leases”) as a tenant only in the Real Property disclosed in the Data Room Material.

7.9.2	Each of the Companies owns good and marketable title to its respective owned Real Property free and clear of any Encumbrances other than Permitted Encumbrances and those disclosed in the Data Room Material (“Real Property Encumbrances”). All Real Property Encumbrances have been disclosed to the Purchaser. All Real Estate Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) no amount payable under any Real Estate lease is past due, (iii) no tenant under any Real Estate Lease has received any written notice of default (which has not been cured) and no event or condition has happened or presently exists which constitutes a default, or, after notice or lapse of time or both, would constitute a default under any Real Estate Lease on the part of any tenant or any other party and (v) no tenant has assigned, subleases, sublicensed, mortgaged, pledged or otherwise encumbered its interest, if any, under any Real Estate Lease.

7.9.3	The Companies’ present use of the owned and material leased Real Property is permitted under all Legal Requirements including those relating to zoning applicable to the Companies’ operations on the owned and material leased Real Properties. All owned or leased Real Properties are structurally sound and adequate for their present and intended uses, are in good repairs and in good condition, ordinary wear and tear excepted. No part of any Improvement encroaches on any real property owned by a third party and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land owned by the Companies. The Land for each facility operated by the Companies has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services necessary for the operation of the facilities located thereon as currently being conducted.

7.9.4	The Companies own, and have good and marketable title to, free and clear of any Encumbrances other than Permitted Encumbrances and those disclosed in the Data Room Material, all assets, properties and rights that are reflected in the balance sheet included in the 2007/2008 Annual Accounts or acquired since the Accounts Date, other than the assets, properties and rights disposed of from Inventory in the ordinary course of business since the Accounts Date. The assets, properties and rights owned or leased by the Companies are adequate to conduct the Business as presently conducted. The equipment, machinery and buildings owned or leased by the Companies are suitable for their present uses and have no material defects, are in good operating condition and repair (ordinary wear and tear excepted) and have been reasonably maintained and serviced consistent with standards generally followed in the industry.

7.10	Accounts Receivable

7.10.1	As of the Closing, the accounts receivable, notes receivable and other receivables of the Companies included in the books and records of the Companies have arisen from the bona fide sales and delivery of Inventory of the Business in the ordinary course of the Business to unaffiliated third parties and to Liko North America Corporation, and, to the Seller’s Knowledge, are valid and binding against the obligors. The notes and accounts receivable reflected in the balance sheet included in the 2007/2008 Annual Accounts reflect appropriate reserves for bad debts and uncollectible accounts and notes receivable determined in accordance with Swedish GAAP. The Companies have not received written notice, or to the Seller’s Knowledge verbal notice, of any counterclaims or setoffs against any of its accounts receivable that are, individually or in the aggregate, material and for which reserves have not been established in accordance with applicable GAAP.
7.11	Inventory and Off Balance Sheet Arrangements

7.11.1	The materials, supplies, and work-in-process and other inventory of the Companies (“Inventory”) recorded on the balance sheet included in the 2007/2008 Annual Accounts consist of, and all inventories of the Companies on the Closing Date consist of, items of a quantity and quality usable or saleable in the ordinary course of business substantially consistent with past practices and policies over the last three years. The Companies have established appropriate reserves in accordance with applicable GAAP for any obsolete and excess Inventory.

7.11.2	The Company does not have any securitization transactions or “off-balance sheet arrangements” in respect of or relating to Inventory. Other than items of Inventory placed with Customers for demonstration or evaluation purposes in the ordinary course of business, no Inventory and no other property used by the Business has been consigned to another Person.

7.12	Liabilities

7.12.1	The balance sheet and notes included in the 2007/2008 Annual Accounts accurately record in full or disclose all liabilities or obligations of the Companies of any kind, whether known, contingent, accrued, disputed, secured, joint or several, due, vested, executory, determined or determinable (“Liabilities”), which individually or in the aggregate were material as of the Accounts Date. Except as disclosed in the Data Room Material and to Seller’s Knowledge, no condition or set of circumstances exists or has occurred since the Accounts Date which could reasonably be expected to result in such Liability, other than liabilities for current trade or business obligations accrued since May 1, 2008 in the ordinary course of business consistent with past practices and policies over the past three years that would be taken into account in the calculation of Working Capital and that individually or in the aggregate are not material.

7.12.2	Except as set forth in Schedule 7.12.2, the Companies have no obligations or liabilities under or with respect to:

(a)	any arrangement qualifying under any of the clauses (i) through (vii) of clause (A) of the definition of Closing Net Debt;

(b)	any counter-indemnities in respect of letters of credit, surety or performance bonds or similar arrangements; or

(c)	any interest rate, commodity or currency hedging arrangements.
7.13	Compliance with Legal Requirements

7.13.1	Except as set forth in Schedule 7.13.1:
(a)	the Companies are and at all times during the currently unexpired applicable statutory limitations have been in compliance in all material respects with each Legal Requirement (including in respect of real property those pertaining to zoning, building and the disabled) that is or was applicable to the Companies or to the conduct or operation of their business, the ownership or use of their assets, or the manufacture and sale and distribution of the Companies’ products and devices (including, without limitation, all requirements relating to post-market monitoring, reporting and corrective action);

(b)	to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any of the Companies of, or a failure on the part of any of the Companies to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of any of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in respect of or relating to any Legal Requirement;

(c)	none of the Companies has received any notice or other communication (whether oral or written) from any governmental authority (including the Swedish Medical Products Agency (Sw. Läkemedelsverket) ), international regulatory agency, or other medical device regulatory authorities, or, but limited to Seller’s Knowledge in respect of any oral notice or other communication, from any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, including notice or other communication that can reasonably be expected to result in (A) any potential obligation on the part of any of the Companies to undertake, or to bear all or any portion of the costs of, any remedial action of any nature in respect of or relating to any Legal Requirement or (B) any revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit or any rejection or dismissal of any Submission referred to in 7.14.1; and

(d)	the consummation of the transactions contemplated by this Agreement will not conflict with or violate, result in the breach of or constitute a default under any term or provision of or otherwise, cause an adverse consequence under, any Legal Requirement applicable to any of the Companies.
7.14	Licences and Permits

7.14.1	The Companies (i) hold all Permits and (ii) have made all submissions for Permits to the competent authorities (the “Submissions”) required for the conduct or operation of the Business as currently conducted, the ownership or use of the Companies’ assets, or the manufacture and sale and distribution of the Companies’ products and devices. The information with respect to such Permits and Submissions included in the Data Room Material is correct and complete in all material respects.

7.14.2	All Permits referred to in 7.14.1 are in full force and effect. There are no actions or other proceedings pending or, to the Seller’s Knowledge, threatened which seek to revoke, cancel or terminate any such Permit or to reject or dismiss any such Submission. To the Seller’s Knowledge, no fact or circumstance has occurred or is existing that could reasonably be expected to result either in any revocation, cancellation or termination of such Permits or dismissal of such Submission.

7.14.3	The execution and performance by the Seller of this Agreement and the completion of the transactions contemplated hereby does not require any consent, notice, filing or other action under or with respect to any such Permit or Submission referred to in 7.14.1.

7.15	Environmental Matters

7.15.1	None of the Companies is the subject of any pending or to the Seller’s Knowledge threatened Proceedings involving or relating to any applicable Environmental Health and Safety Laws, and to the Seller’s Knowledge, no event has occurred and no fact or circumstance exists that can reasonably be expected to give rise to any such Proceedings.

7.15.2	To Seller’s Knowledge none of the Companies has received any communication that relates to hazardous activity, Hazardous Substances, or any actual or potential obligation to undertake or bear the cost of any Liabilities arising under or related to any Environmental Health and Safety Laws or with respect to generation, manufacture, refinement, treatment, storage, handling, disposal, recycling, receipt, transfer, importation, use or processing of Hazardous Substances by any of the Companies or any other Person for whose conduct any of them is or may be held responsible.

7.15.3	There has been no Release or, to the Seller’s Knowledge, threat of Release, of any Hazardous Substances for which notice of further investigation or response action is required by any of the Companies under Environmental Health and Safety Laws. None of the sites currently or previously owned or operated by or on behalf of any of the Companies or their respective corporate predecessors has been identified for remediation by a governmental authority, court, tribunal or arbitrator in respect of conditions which any of the Companies may be required to remediate. None of the Companies is involved in any voluntary cleanup program.
7.15.4	The Seller has disclosed to the Purchaser in the Data Room Material true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed, created or performed by or on behalf of any of the Companies pertaining to hazardous materials or hazardous activities in, on, or under the sites owned or operated by or on behalf of any of the Companies, or concerning compliance with Environmental Health and Safety Laws by any of the Companies or any other Person for whose conduct it is or may be held responsible.

7.15.5	To the Seller’s Knowledge, none of the products or devices manufactured, produced, sold or distributed by any of the Companies after 1 January 2008 include any of the restricted substances listed in the European Community Directive 2002/95 on Restriction of Hazardous Substances. More specifically, none of the aforementioned products or devices contains more than 0.1% by weight in homogeneous materials of lead, mercury, hexavalent chromium, polybrominated biphenyls (PBB) and polybrominated diphenyl ethers (PBDE) and more than 0.01% by weight in homogeneous materials of cadmium.

7.15.6	Except as disclosed to the Purchaser in the Data Room Material, none of the Companies has agreed to assume any material responsibility relating to environmental, health or safety matters under any lease, purchase agreement, sale agreement, joint venture or any other corporate or real estate document or agreement.

7.16	Intellectual Property Rights and Information Technology

7.16.1	The Schedule 7.16.1 is a complete and correct list of all the registered Intellectual Property Rights of the Business and applications therefore.

7.16.2	None of the Companies have received any written notice, or to the Seller’s Knowledge oral notice, of any infringement or claim (including any interference, opposition, challenge or similar Proceeding) from any third party which relates to the use of the Intellectual Property Rights of the Business which has not been resolved.

7.16.3	The Companies own or have license to all the Intellectual Property Rights required for the ownership and conduct of the Business (including the manufacture and sale and distribution of the Companies’ products and devices) as presently conducted.

7.16.4	Neither the products currently made, used, sold, offered for sale, or imported by the Business, nor any process currently used by any of the Companies, or any of the product names currently used in connection therewith, infringe, interfere with, violate or constitute a misappropriation upon the Intellectual Property Rights of any other Person. Neither the products made, used, sold, offered for sale, or imported by the Business, nor any process used by any of the Companies, or any of the product names used in connection therewith, in the past (during any applicable unexpired statute of limitations period) infringed, interfered with, violated or constituted a misappropriation upon the Intellectual Property Rights of any other Person at the time used.

7.16.5	To the Seller’s Knowledge no Person is infringing upon any of the Intellectual Property Rights of the Business.

7.16.6	The Companies have taken commercially reasonable actions, under the circumstances, necessary to maintain and protect the material Intellectual Property Rights of the Business.

7.16.7	To the Seller’s Knowledge, the Information Technology used by the Companies is sufficient to operate the Business of the Companies as currently conducted.

7.16.8	The Information Technology used by the Companies is currently being and has for the last three years been used by the Companies lawfully and validly in accordance with any applicable contractual, lease or license terms, including any terms or conditions on the validity of warranties or the provision of maintenance and support services in all material respects.

7.16.9	To the Seller’s Knowledge, none of the Information Technology used by the Companies has been used or accessed by any third party in a way not directly or indirectly authorized by the Companies, including through means of a security breach.

7.17	Insurance

7.17.1	True and complete copies of all insurance policies held by the Companies have been disclosed to the Purchaser in the Data Room Material.

7.17.2	Except as disclosed in Schedule 7.17.2, no claim is pending under any such policy, and, to the Seller’s Knowledge, no fact or circumstance has occurred or is existing that could reasonably be expected to result in such claim. The Companies have given notice to the insurer of all known claims that may be insured thereby. The Companies have not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligation thereunder.

7.17.3	All premiums payable under insurance policies held by the Companies have been timely paid and, to the Seller’s Knowledge, no other fact or circumstance attributable to any of the Companies has occurred or is existing that would entitle the underwriter of any such policy to terminate or successfully dispute coverage thereunder.

7.17.4	Policies of insurance for general third party liability, including product liability, (or other policies providing substantially similar third party liability coverage) are and have been in full force and effect for applicable statutes of limitations, and are and have been for applicable statutes of limitations on an occurrence (and not on a claims made) basis.

7.18	Legal Proceedings; Orders

7.18.1	Except as set forth in Schedule 7.18.1;
(a)	there is no pending or, to the Seller’s Knowledge, threatened Proceeding:
(i)	by or against any of the Companies; or

(ii)	by or against the Seller or the Owners that relates to, arises from or may affect the Business or any of the assets owned or used by the Companies; and
(b)	to the Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.
7.18.2	There is no pending or threatened Proceeding;
(a)	that, to the Seller’s actual knowledge, challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby; and

(b)	to the Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.
7.18.3	Except as included in the Data Room Material
(a)	there is no Order to which any of the Companies is subject; and

(b)	to the Seller’s Knowledge, no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

7.18.4	The Seller has delivered to the Purchaser copies of all pleadings, correspondence or, if not yet submitted, latest drafts of such documents, relating to each Proceeding and each Order included in the Data Room Material.

7.19	Third Party Relationships

7.19.1	None of the top ten direct customers of any of the Companies during the twelve (12) months preceding the Closing Date has terminated or to the Seller’s Knowledge indicated that it intends to adversely amend or terminate any agreement or arrangement or its relationship with any of the Companies or that it will or may in the twelve (12) month period following the Closing Date reduce its purchased volumes below the volumes purchased in the twelve (12) month period prior to the Closing Date.

7.19.2	None of the top ten suppliers of any of the Companies has to the Seller’s Knowledge indicated that it may adversely amend or terminate any agreement or arrangement or its relationship with any of the Companies, stop, or decrease the rate of supplying materials, products or services to any of the Companies.

7.19.3	None of the top ten distributors of the Companies’ products has to the Seller’s Knowledge indicated that it may adversely amend or terminate or otherwise discontinue its distribution of the Companies’ products.

7.19.4	Since the Accounts Date, no customer or distributor has asserted a claim that it is entitled to a material rebate or reimbursement, and, to the Seller’s Knowledge, there is no basis for any such claim.

7.20	Material Agreements

7.20.1	The Material Agreements shall mean all oral or written agreements, and any other written contract or agreement signed by the Companies and not terminated, commitments and understandings to which any of the Companies is a party, or to which the Seller or any of the Owners or their respective Affiliates is a party to the extent related to the Business, which involve or are, as applicable:
(a)	a lease of personal property providing for annual rentals of SEK 150,000 or more;

(b)	a lease of Real Property;

(c)	A contract, lease or license for Information Technology (other than a license for software that may be purchased over-the-counter)

(d)	an Intellectual Property license (other than licences for software that may be purchased over-the-counter);

(e)	the purchase by the Companies of materials, supplies, goods or services requiring or that is expected by the Companies to provide for either annual payments of SEK 900,000 or more, or aggregate payments of SEK 1,500,000 or more;
(f)	the purchase by the Companies of equipment, machinery or other fixed assets requiring or that is expected by the Companies to provide for either annual payments of SEK 750,000 or more, or aggregate payments of SEK 1,500,000 or more;

(g)	the sale by the Companies of products, devices or services require or that is expected by the Companies to provide for either annual revenues of SEK 4,500,000 or more, or aggregate payments of SEK 7,500,000 or more;

(h)	a distribution, agency, sales representative, marketing, franchise or other similar agreement with respect to products, devices and services sold by any of the Companies;

(i)	a consultancy agreement with respect to products, devices and services sold in the Business;

(j)	an agreement with respect to products, devices and services sold by any of the Companies under which payment is required to be made in relation to certain performance criteria;

(k)	obligations or liabilities under or with respect to any arrangement qualifying under any of the clauses (i) through (vii) of clause (A) of the definition of Closing Net Debt;

(l)	a general or limited partnership, joint venture or other similar agreement or arrangement;

(m)	the acquisition or disposal of any interest in any company, general or limited partnership or business or in any Real Property;

(n)	an agreement that limits the freedom of any of the Companies to compete in any line of business or with any Person or in any area;

(o)	an agreement that contains, confidentiality, non-disclosure or “stand-still” provisions outside the ordinary course of business;

(p)	an agreement or arrangement in respect of the sale or distribution of goods or service that includes most favored nation, meet or release, take or pay or similar pricing;

(q)	entered into with an Owner or any member of their respective Families or any of their Affiliates (excluding Liko North America Corporation) or with a member of the board of directors of any of the Companies;

(r)	insurance policies covering the Business for the current year; or

(s)	not made in the ordinary course of business or otherwise material to the Group Companies, taken as a whole.
7.20.2	True and complete copies of the Material Agreements have been included or, in the case of oral agreement, summarized in the Data Room Material.

7.20.3	The Material Agreements are valid and binding agreements of the parties thereto and are in all material respects enforceable in accordance with their respective terms. None of the Companies nor, to the Seller’s Knowledge, any counter-party is in default or breach in any material respect of any Material Agreement. None of the Companies nor, to the Seller’s Knowledge, any counter-party is in default or breach of any other agreement, binding arrangement or commitment of any of the Companies which default or breach could result in a Material Adverse Effect, and no event has occurred that with the giving of notice or the lapse of time or both could result in such a default or breach on the part of any of the Companies.

7.20.4	The execution and performance by the Seller of this Agreement and the completion of the transactions contemplated hereby does not and will not require any consent of, notice to or other action by any Person under any Material Agreement, or result in or constitute a breach of or default under, or give rise to any right of termination, acceleration or cancellation of, any Material Agreement or of any right or obligation under any Material Agreement.

7.20.5	The execution and performance by the Seller of this Agreement and the completion of the transactions contemplated hereby does not and will not result in or constitute a breach of or default under, or give rise to any right of termination, acceleration or cancellation of, any agreement, arrangement or commitment of any of the Companies that is not a Material Agreement or of any right or obligation under any such agreement, except for any breach, default, termination, acceleration or cancellation which would not reasonably be expected to result in a Material Adverse Effect.

7.21	Products and Product Liability

7.21.1	Each of the products and devices manufactured, produced, sold or distributed by any of the Companies is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Legal Requirements and requirements in relation to information and marketing (including, but not limited to, declaration of conformity, technical title and CE-mark) and fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any sales warranties and any promises or affirmations of fact made in any product brochure or manual or on the container or label for such product or device or otherwise in connection with its sale or distribution. There is no design defect with respect to any of such products and devices and each of such products and devices contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Legal Requirements and current industry practice with respect to its contents and use.

7.21.2	The Data Room Material identifies all current products and devices manufactured or marketed by the Companies (including those that require the approval of, notice to or registration with the Swedish Medical Products

Agency (Sw. Läkemedelsverket), any other competent authority, including any federal, state or municipal regulatory agency, whether local or foreign, having jurisdiction over the Companies).
7.21.3	The Companies have not received any written notice or to the Seller’s Knowledge oral communication from the Swedish Medical Products Agency (Sw. Läkemedelsverket), international regulatory agency, or any other competent authority, questioning the Company’s manufacturing practices or threatening to revoke or curtail any product approval, and to the Seller’s Knowledge there is no intent to deliver any such notice. There is no subsisting contravention of any approval and there are no facts or circumstances to the Seller’s Knowledge which might result in the revocation or variation in any material respect of any approval.

7.21.4	There are no unresolved customer complaints that individually or in the aggregate could reasonably be expected to be material and that the Companies have received with respect to products and devices manufactured, sold or distributed by them or services they have rendered. No products or devices are the subject of an open recall or the subject of any current enforcement action initiated by any competent authority under Legal Requirements or otherwise. Except as set forth in Schedule 7.21.4., to the Seller’s Knowledge, there are no complaints that would reasonably lead to the conclusion that there is a trend or failure mode with respect to a particular product or device of any of the Companies.

7.22	Certain Payments

None of the Companies’ officers, directors or employees has made payments or provided benefits, including gifts, kick-backs, payoffs, influence payments, rebates or other like payments or incentives that violates or conflicts with any Legal Requirements or contravene the Companies’ current business practices, ethics or policies with respect thereto.

7.23	Relationships with Related Persons

7.23.1	Neither the Seller, the Owners nor any of their respective members of Family or Affiliates (excluding Liko North America Corporation), has any ownership interest in or any rights to any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business or any moneys owed to or by any of the Companies.

7.23.2	Except as set forth in Schedule 7.23.2, neither the Seller or the Owners nor any of their respective members of Family or Affiliates (excluding Liko North America Corporation), owns of record or as a beneficial owner, an equity interest or any other financial or other interest in any Person that has any contracts, whether written or oral, or other business relationships with any of the Companies. The foregoing representation shall not be deemed to apply to the record or beneficial ownership of 5% or less of the outstanding voting rights of the shares issued and outstanding of any company listed on a national securities exchange or whose shares are traded on a registered security association or on an over-the-counter market, and provided that such investment is passive only and that record or beneficial owner does not participate directly or indirectly in the management or control of the business of such company.
7.24	Finders’ Fee

Except as set forth in Schedule 7.24, there is no person or entity retained by or authorised to act on behalf of the Seller, the Owners or any of the Companies who might be entitled to any finder’s fee, commission or similar kind of fee or payment contingent upon the consummation of the transactions contemplated hereby.

7.25	Information

7.25.1	The Due Diligence Information has been compiled in good faith with a view to provide in all material respects an accurate and up to date view of the Companies and their operations and does not contain any material misstatement of fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

8.	LEGAL CONSEQUENCES OF MISREPRESENTATION AND BREACH; SPECIAL INDEMNITIES

8.1	Remedies

8.1.1	In the event of a misrepresentation or breach of one or more of the representations and warranties of the Seller pursuant to Section 7, or if the Seller commits another breach of this Agreement, the Seller shall in its sole discretion, either (i) cure or restore, within a reasonable period but at the latest within (6) weeks after the receipt of a notification, the situation or (ii), subject to the restrictions and limitations provided for in Sections 7 and 8 pay damage compensation to the Purchaser, with an amount that corresponds to any and all direct damage, loss, liability, cost and expense, including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding whether involving a third party claim or a claim solely between the parties hereto, (a “Loss”) incurred or suffered and arising out of, relating to or in connection with any such misrepresentation or breach, provided, however, that (x) the option to cure or restore shall only be available in respect of a misrepresentation or breach of representation or warranty and only to the extent the misrepresentation or breach and the consequences thereof can reasonably be expected to be cured or restored with no subsisting effect to the Purchaser, any of the Companies or any of their Affiliates, and (y) an attempt by the Seller to cure and restore (whether or not successful) a misrepresentation or breach of representation or warranty shall not exclude the Purchaser’s right to claim compensation for any Loss (or amount thereof) pursuant to the limitations and qualifications hereof not avoided by such attempt.
8.1.2	In addition, Seller shall indemnify the Purchaser and its Affiliates and each of their respective directors, officers, employees and representatives, and, effective at the Closing, without duplication, each of the Companies and each of their respective directors, officers, employees and representatives, against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered and arising out of, relating to or in connection with the Specific Matter II identified in Schedule 8.1.2 (the “Special Indemnity II”) and any Specific Matter III identified in Schedule 8.1.2 (the “Special Indemnity III”). The Special Indemnities shall only be subject to the limitations, exclusions and qualifications set forth in Sections 8.1.3, 8.1.5, 8.3.2 and 8.5-8.8 and shall not be subject to any of the other limitations, exclusions or qualifications set forth herein, including without limitation in Sections 7.1.1 or Section 8.2 hereof. For the avoidance of doubt, the term “Special Indemnity I” is not used in this Agreement.

8.1.3	No fact, matter, event or circumstance shall be the subject of a claim to the extent that a specific allowance, provision or reserve has been made for such fact, matter, event or circumstance in the balance sheet included in the 2007/2008 Annual Accounts, or the Purchaser is otherwise fully compensated therefore pursuant to the Closing Net Debt or Closing Working Capital adjustment made pursuant to Section 5 hereof.

8.1.4	The Purchaser shall only be entitled to claim damages for misrepresentation or breach of representation or warranty if:
(i)	the aggregate amount of all claims payable by the Seller under this Agreement and by the Liko North American Seller under the Liko North American Transaction Agreement exceeds [***], in which event the Seller shall be liable for the full amount; and

(ii)	the amount of any individual claim payable by the Seller under this Agreement exceeds [***], in which event the Seller shall be liable for the full amount;
provided that none of the aforementioned thresholds shall apply to any claim for damages relating to the Carve-Out Representations or the Special Indemnities.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.1.5	Notwithstanding anything to the contrary hereto but absent fraud (including the provisions 30 and 33 set forth in the Swedish Contract Act (Sw: Lag (1915:218) om avtal och andra rättshandlingar på förmögenhetsrättens område)) the Seller’s and the Liko North American Seller’s liability under or pursuant to this Agreement and the Liko North American Transaction Agreement shall never in total exceed [***], and the Purchaser’s sole remedy and recourse for (x) misrepresentation or breach of representation or warranty (other than relating to Section 7.7 and the Carve-Out Representations) and (y) the Special Indemnity III shall be limited to [***]. The Seller’s liability under or pursuant to this Agreement shall be further limited, for or in respect of:
(i)	Special Indemnity III or misrepresentation or breach of representation or warranty (other than any misrepresentation or breach of representation or warranty relating to or in respect of any Specific Tax Matter, Section 7.7. and the Carve-Out Representations) shall never exceed[***];

(ii)	misrepresentation or breach of representation or warranty relating to Section 7.7 (including any such misrepresentation or breach arising from or relating to any Specific Tax Matter) shall during the first twenty-four (24) months from the Closing Date not exceed [***];

(iii)	misrepresentation or breach of representation or warranty relating to the Carve-Out Representations shall never exceed [***];

(iv)	the Special Indemnity II shall never exceed [***];

(v)	misrepresentation or breach of the Carve-Out Representations shall when relating to any of the Subsidiaries never exceed [***].
8.1.6	Without prejudice to any of the foregoing, any payment made by the Seller in respect of any claim shall be in the form of a reduction of the Purchase Price.

8.2	Knowledge and Awareness

8.2.1	Subject to Section 8.2.2, the Purchaser shall not be entitled to make any claim for misrepresentation or breach of warranties (including Carve-Out Representations) nor shall the Seller be under any obligation to pay damages for misrepresentation or breach of warranties:
(i)	if and to the extent the Purchaser (including its Affiliates, directors, employees, advisers or other representatives) prior to the date hereof was actually aware of the misrepresentation or breach of representation or warranty;

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	if and to the extent the misrepresentation or breach of representation or warranty is or should be evident for the Purchaser (including its Affiliates, directors, employees, advisers or other representatives) after reasonable and diligent analyses of the Due Diligence Information (provided, however, that when a representation and warranty in this Section 7 refers to the Data Room Material, the term Due Diligence Information shall be limited to the Data Room Material);

(iii)	if and to the extent the aggregate amount of all claims arising out of misrepresentations or breaches of warranties disclosed in the Closing Disclosure Letter and the Closing Disclosure Letter (as defined in the Liko North American Transaction Agreement) delivered pursuant to Section 4.2(i) in the Liko North American Transaction Agreement do not exceed [***] in the aggregate, provided, however, that such limitation shall not apply in respect of any misrepresentation or breach of representation or warranty that was caused by, or that could reasonably have been prevented by, any act or omission of the Company, any Subsidiary, the Seller or any of the Owners, or

(iv)	to the extent a misrepresentation or breach of representation or warranty disclosed in the Closing Disclosure Letter has resulted from or arisen out of (i) the announcement of the transactions contemplated hereby or the consummation of the transactions contemplated hereby being pending, (ii) changes in economic, regulatory or political conditions generally, (iii) changes in applicable Legal Requirements (other than Permits and Orders), (iv) any action or omission by the Purchaser or any of its Affiliates, or (v) any consequences of the matter set forth in Schedule 4.2(iii),
8.2.2	Notwithstanding Section 8.2.1, none of the representations or warranties in Section 7 with respect to the matters identified on Schedule 7.1.2 , will be qualified or limited in any way by (i) any knowledge qualifier, materiality qualifier, qualification by reference to any Schedule or Due Diligence Information, or other qualifier contained in any such representation or warranty or (ii) any other qualifications or limitations included in Sections 8.2.1 or 7.1.1, provided further that the other qualifications limitations contained in Section 8 still apply; provided that the Purchaser will have no claim for misrepresentation or breach of representation or warranty for the costs and expenses associated with post Closing voluntarily efforts to improve operations or compliance levels.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3	Time Limitation

8.3.1	Save as provided for in Section 8.3.2 below, but absent fraud (including the provisions 30 and 33 set forth in the Swedish Contract Act (Sw: Lag (1915:218) om avtal och andra rättshandlingar på förmögenhetsrättens område)), all claims for misrepresentation or breach of representation or warranty, and the Special Indemnity III, shall become time-barred on the date falling [***] after the Closing Date.

8.3.2	Notwithstanding the provisions of Section 8.3.1 above, but absent fraud (including the provisions 30 and 33 set forth in the Swedish Contract Act (Sw: Lag (1915:218) om avtal och andra rättshandlingar på förmögenhetsrättens område)), the following special limitation periods shall apply:
(i)	claims for misrepresentation or breach of representation or warranty relating to matters involving Taxes (including any Specific Tax Matter) shall be subject to a limitation period of [***];

(ii)	claims for misrepresentation or breach of representation or warranty relating to the Carve-Out Representations shall be subject to a limitation period of [***];

(iii)	claims misrepresentation or breach of representation or warranty relating to Specific Matter I, shall become time-barred on the date falling [***];

(iv)	claims for the Special Indemnity II shall become time-barred on the date falling [***]; and
8.3.3	The foregoing limitations shall not apply in respect of any Loss to the extent any amount thereof was contingent or undeterminable at the time of expiration of any of the aforementioned periods, provided that a notice of breach was theretofore delivered to the Seller pursuant to Section 8.4 below.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4	Notice of Breach

Without prejudice to Subsection 8.5 (i) below, the Purchaser shall provide the Seller with a notice in writing within thirty (30) days after the date when the Purchaser became aware of any misrepresentation or breach of representation or warranty, even though the full scope of such misrepresentation or breach of representation or warranty or a quantification of the amount of damages suffered cannot be determined at such date. The written notice shall be accompanied by reasonable particulars thereof specifying the nature of the misrepresentation or breach giving rise to the claim and, so far as practicable, the amount claimed in respect thereof. Any failure by the Purchaser to comply with the foregoing provisions shall not relieve the Seller or the Founders of their obligations hereunder or pursuant to the Founder Undertaking, except to the extent a failure to provide timely or adequate notice pursuant to this Section shall have adversely prejudiced the Seller or if such failure is wilful (provided that if Purchaser is aware of only some, but not all, of the information it would need to reasonably become aware of any misrepresentation or breach of representation or warranty, the failure to provide notice hereunder shall not be deemed to be wilful).

8.5	Third Party Claims

Upon the Purchaser becoming aware of any third party claim (including Tax claims), action or demand, or any matter likely to give rise to a third party claim, for which the Seller, or the Founders may have liability hereunder or pursuant to the Founder Undertaking, the Purchaser shall:
(i)	as soon as reasonably practicable, but in no event no later than thirty (30) days the Purchaser so becoming aware, give written notice thereof to the Seller;

(ii)	not make any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication, without obtaining the prior written consent of the Seller;

(iii)	take such action as the Seller may reasonably request to avoid dispute, or resist, appeal, compromise or defend a claim, provided, however, that the Purchaser shall not, and shall procure that the Companies shall not, accept or pay or compromise or make any submission in respect of such claims, without the Seller’s prior consent thereto;

(iv)	give the Seller or its duly authorised representatives reasonable access to the personnel of the Purchaser and the Companies and to any relevant premises, accounts, documents and records within their respective power and allow the Seller and its duly authorised representatives to take copies thereof, all to enable the Seller or its duly authorised representatives to examine the grounds for and merits of such claim; and

(v)	at the Seller’s request allow the Seller to handle any negotiation, dispute or litigation relating thereto with any third party and grant the Seller all authorisations and all assistance as the Seller may reasonably require to enable the Seller to defend any claim and to properly conduct any litigation resulting therefrom.
The Seller’s prior consent as a condition to any settlement or compromise of a third party claim and the Seller’s right to handle, dispute and defend a third party claim shall be subject to the Seller and the Founders acknowledging in writing their liability to the Purchaser in respect thereof. Further, the Seller shall not have the right to dispute and defend a third party claim that relates to matters involving Taxes or regulatory affairs or quality systems; provided, however, that the Seller shall be entitled to all material information regarding such claim and shall be entitled, at its own cost and expense, to participate in the defence of such matters and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Seller. When disputing and defending a third party claim, the Seller shall not make any admission of liability and not settle or compromise such third party claim without obtaining the Purchaser’s prior written consent.
Any failure by the Purchaser to comply with the foregoing provisions shall not relieve the Seller or the Founders of their obligations hereunder or pursuant to the Founder Undertaking, except to the extent a failure to provide timely or adequate notice pursuant to this Section shall have adversely prejudiced the Seller or if such failure is wilful (provided that if Purchaser is aware of only some, but not all, of the information it would need to reasonably become aware of any misrepresentation or breach of representation or warranty, the failure to provide notice hereunder shall not be deemed to be wilful).
Further, the Seller shall be entitled to defend and dispute the claims being the subject matter of Specific Matters I and Specific Matters II, and in so doing shall be granted all authorisations and all assistance as the Seller may reasonably require to enable the Seller to defend and dispute and conduct any litigation resulting therefrom. When defending and disputing such claims, the Seller shall not settle or compromise any such claim without obtaining the Purchaser’s prior written consent if the settlement or compromise does not release the Purchaser and its Affiliates (including the Companies) from all liabilities and obligations with respect to such claim or if the settlement or compromise imposes injunctive or other equitable relief or can reasonably be expected to result in allegations of criminal violations or proceedings against the Purchaser or any of its Affiliates (including the Companies). The Purchaser shall be entitled, at its own cost and expense, to participate in the defence of such claims and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Purchaser.
8.6	Mitigation, Double Recovery, Insurance Proceeds, etc.

8.6.1	The Purchaser shall take commercially reasonable actions to mitigate any damage suffered by it or any of the Companies in respect of which a claim could be made under this Agreement.

8.6.2	The Purchaser shall refund to the Seller the net amount of any payment which the Seller has made to the Purchaser pursuant to any claim under this Agreement and which the Purchaser or any of the Companies recovers from any third party, net of any costs of recovery incurred by the Purchaser.

8.6.3	If, in respect of any matter which would give rise to a claim under this Agreement, the Purchaser or the Liko North American Purchaser has previously recovered an amount of damages related to such claim from a Founder under any of the Founder Undertakings, then the Purchaser shall be precluded from recovering the same amount of damages for the same matter from the Seller; provided, however, that notwithstanding the foregoing, the Purchaser shall not be precluded from seeking an amount of damages related to any separate matter which they have not previously recovered hereunder or any other amount of damages with respect to such matter.

8.6.4	The Seller shall not be liable for any claim under this Agreement to the extent that the subject of the claim has been or is made good or is otherwise compensated (net of any costs of recovery incurred by the Purchaser).

8.6.5	The amount of any damages payable under this Section 8 shall be reduced by any amount actually received (net of any costs of recovery) by the Purchaser with respect thereto under any policy of insurance protection (or that would have been so received had the Purchaser or any of the Companies maintained in force insurance protection corresponding to the insurance protection held by the Company at Closing). Purchaser shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party (other than any Founder or other member of their respective Families) alleged to have responsibility. If the Purchaser receives an amount under insurance coverage or from the Seller or the Founders pursuant to this Section 8, then the Purchaser shall promptly reimburse the Seller or the Founders up to such amount received by the Purchaser, but net of any expenses incurred by the Purchaser in collecting such amount.

8.6.6	The Seller and the Founders shall have no liability hereunder or pursuant to the Founder Undertaking in respect of any damage (or any amount thereof) if and to the extent that such damage would not have arisen but for an act, omission or transaction carried out by Purchaser, or persons deriving title from the Purchaser, after the Closing and after the Purchaser having become aware of the misrepresentation or breach of representation or warranty.

8.7	Changes in Law

In addition to what is otherwise expressed in this Agreement, no claim under this Agreement shall be brought by the Purchaser against the Seller or any Founder, if and to the extent that such claim occurs as a result of any Legal Requirement not in force or any practice of any authorities not being established practice at the Closing Date or which takes effect retroactively after the Closing Date, or occurs as a result of any increase in the rate of tax in force at the Closing Date or any change in the practice of the relevant Tax authorities.
8.8	Other Remedies

8.8.1	Save for fraud (including the provisions 30 and 33 set forth in the Swedish Contract Act (Sw: Lag (1915:218) om avtal och andra rättshandlingar på förmögenhetsrättens område)), the Seller or the Founders shall not be liable hereunder or pursuant to the Founder Undertaking in respect of any implied warranty or representation under any statute (including but not limited to the Swedish Sale of Goods Act (Sw: köplagen 1990:931) as amended) or legal principle or otherwise arising out of, or in connection with, the transactions hereunder, except where the same is expressly contained in this Agreement and the Purchaser confirms that it has not relied on any warranty or representation under any statute (including but not limited to the Swedish Sale of Goods Act as amended) or legal principle which is not expressly contained in this Agreement.

8.8.2	Save for fraud (including the provisions 30 and 33 set forth in the Swedish Contract Act (Sw: Lag (1915:218) om avtal och andra rättshandlingar på förmögenhetsrättens område)), the remedies provided to the Purchaser in this Agreement shall be exclusive and hence it is specifically agreed that no remedy whatsoever under the Swedish Sale of Goods Act (as amended) or under any other statute or legal principle, including (but not limited to) any cancellation, termination or rescission of this Agreement, shall be available to the Purchaser.

9.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Founders that the following statements are true and correct on the Closing Date.

9.1	The Purchaser is a corporation duly organised, validly existing and in good standing under the laws of Indiana, United States of America.

9.2	The Purchaser has full power and authority to purchase and own the Shares and to perform its other obligations under this Agreement.

9.3	The consummation of the transactions contemplated by this Agreement will not conflict with any agreement to which the Purchaser is a party or applicable law or the articles of association of the Purchaser and is enforceable against the Purchaser in accordance with its terms.

9.4	The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any judgement, decree, mortgage or other agreement or instrument to which the Purchaser is a party or by which it is bound. The Purchaser is not in default with respect to any agreement or instrument evidencing indebtedness or in the performance, observance or fulfilment of any covenant or conditions in relation hereto which default has a material adverse effect on the Purchaser’s ability to fulfil its obligations under this Agreement.

9.5	There is no pending or, to the Purchaser’s actual knowledge, threatened Proceeding:
(a)	that challenges, or that may have the effect or preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein; or

(b)	to the Purchaser’s knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.
9.6	The Purchaser is not aware of any misrepresentation or breach of representation or warranty under Section 7 or any other breach by the Seller of this Agreement.

9.7	If one or more of the representations or warranties provided by the Purchaser pursuant to this Section 9, is/are incorrect, or if the Purchaser commits another breach of contract, the Purchaser shall in its sole discretion, either (i) cure or restore, within a reasonable period but at the latest within (6) weeks after the receipt of a notification, the situation or (ii) pay damage compensation to the Founders’ and the Seller, provided, however, that (x) the option to cure or restore shall only be available in respect of a breach of representation or warranty and only to the extent the breach and the consequences thereof can reasonably be expected to be cured or restored with no subsisting effect to the Founders, the Seller or any of their Affiliates, and (y) an attempt by the Purchaser to cure and restore (whether or not successful) a misrepresentation or breach of representation or warranty shall not exclude the Founders’ or the Seller’s right to claim compensation for any damage (or amount thereof) not avoided by such attempt.

10.	ESCROW

10.1	The Purchaser shall on the Closing Date pay the Deposits into specified accounts, one for the General Deposits (the “General Escrow Account”) and one for the Swedish Special Deposit, (the “Special Escrow Account”) in the name of the Seller with SEB (the “Bank”). Withdrawals from the Escrow Accounts shall only be possible after a joint written instruction to the Bank signed by the Seller and the Purchaser. All interest on balances on the Swedish Deposits in the Escrow Account shall belong to the Seller.
10.2	Eighteen (18) months after Closing Date, twenty five (25) per cent of the General Deposits, less the aggregate of (x) the amount of any General Deposit paid and transferred out of the General Escrow Account to the Purchaser or the Liko North American Purchaser prior thereto and (y) the amount of any claim(s) against the Seller or the Liko North American Seller that are then in dispute or pending, shall be released to the Seller through joint written instructions by the Purchaser and the Seller. The remaining amount of the General Deposits, less the amount of any claim(s) against the Seller or the Liko North American Seller that are then in dispute or pending, shall be released on the twenty fourth (24th) month anniversary of the Closing Date, to the Seller through joint written instructions by the Purchaser and the Seller. Notwithstanding the foregoing, an amount of SEK 6,628,000 shall be withheld from such release if the Dismissal Claim is still pending at such time and such withheld amount shall be retained in the General Escrow Account until such claim shall have time-barred pursuant to Section 8.3.2 hereof.

10.3	The Swedish Special Deposit shall be released to the Seller through joint written instructions by the Purchaser and the Seller on the date when claims for Special Indemnity II have been time-barred pursuant to Section 8.3.2 hereof, provided that the Purchaser has not made any then pending claim under this Agreement against such deposit, in which case only the claimed amount shall be withheld. If the Parties are in dispute involving the Swedish Special Deposit at the time of such deposit’s release pursuant this Section 10.3, the Parties shall be considered to have settled the claim for purposes of the Special Escrow Account if arbitral proceedings to address such claim have not been initiated within four (4) months of the date of release for such deposit.

10.4	After twenty four (24) months from the Closing Date if the Parties (or the parties to the Liko North American Transaction Agreement) are in dispute involving the General Deposits they shall be considered to have settled the claim for purposes of the General Escrow Account if arbitral proceedings to address such claim have not been initiated within twenty eight (28) months of the Closing Date.

10.5	In case an arbitral tribunal has made a final award regarding a claim for which an amount corresponding thereto is kept in the relevant Deposit but the Parties cannot agree jointly to instruct the Bank to release such deposit or parts thereof, either Party may forward the arbitration award to the Bank, which shall release such deposit or parts thereof, as the case may be, to the party so entitled according to the arbitration award. Any remaining parts of the Deposit shall thereafter be released to the Seller upon expiry of the respective times set out in Section 8.3, provided that neither the Purchaser nor the Liko North American Purchaser has notified the Seller of any pending claim relating to the relevant Deposit.

10.6	The Seller shall pledge the General Deposits and the General Escrow Account to the Purchaser and the Liko North American Purchaser as a security for the performance of the Seller’s, the Liko North American Seller’s and the Founders’ obligations under Section 7 of this Agreement, the Liko North American Transaction Agreement and the Escrow Agreement and under the Non-Compete, Non-solicitation and Confidentiality Agreements executed and delivered by the Founders contemporaneously with Closing pursuant to Sections 5.1(ix) and the Founder Undertaking. The Seller shall pledge the Special Swedish Deposit and the Special Escrow Account to the Purchaser as a security for the performance of the Seller’s obligation under Section 8.1.2.

10.7	The Seller covenants and agrees to be responsible for the Founders’ obligations in their respective Consulting Agreements to use best efforts in good faith to strive to achieve the objectives identified in Section 1 of each such Consulting Agreement (“Founders’ Covenant”). The Purchaser’s sole and exclusive remedy against any breach by any of the Founders of the Founders’ Covenant shall be to recover and retain as liquidated damages the sum of SEK 6,628,000 from the Escrow Account if any of the Founders should breach the Founders’ Covenant. No Founder shall be in breach of its Founder Covenant if he or she shall be incapable of performing the consulting services under the Consulting Agreement by reason of ill health or other incapacity or by reason of death.

10.8	The Seller, the Purchaser and the Bank shall enter into an escrow agreement regarding the Escrow Accounts substantially in the form set forth in Schedule 10.8.

11.	INFORMATION

11.1	Seller acknowledges that Hill-Rom Holdings, Inc (“Parent”) is a publicly traded corporation in the United Sates with heightened disclosure responsibilities, and that the Purchaser will determine, with the advice of its outside legal counsel, whether it will file this Agreement with the United States Securities and Exchange Commission (“SEC”) or otherwise describe this Agreement and the transactions contemplated hereby in any filing with the SEC. Purchaser shall provide the Seller notice of Parent’s intent to file this Agreement, or otherwise describe it and the transactions contemplated hereby in any filing, with the SEC. Purchaser will cause parent to consider information timely provided by the Seller prior to such filing in order to identify the provisions of this Agreement for which Parent and Seller wish to seek confidentiality protection; provided, however, that Parent shall have sole discretion over whether to file this Agreement, or otherwise describe it and the transactions contemplated hereby in any filing, with the SEC, over the substance and form of the filing, whether to seek confidentiality protection and the scope of any confidentiality protection sought, and provided further, that any obligation of Parent to consider information provided by Seller shall not require Parent to miss any SEC filing deadlines or otherwise fail to comply with applicable laws, rules or regulations as interpreted by legal counsel for parent.

11.2	Attached to Schedule 11.2 is a form of press release to be issued by the Seller and Parent no later than required by applicable law.

12.	MISCELLANEOUS

12.1	Costs and expenses

12.2	All fees and expenses, including but not limited to legal fees and expenses, incurred by a Party in connection with the negotiations, preparation, execution and implementation of any documents necessary to give effect to the matters which are intended to take place under the terms of this Agreement shall, unless otherwise agreed in writing, be borne by the incurring Party. Without limiting the generality of the foregoing, no fees or expenses have been or will ultimately be born by any of the Companies.

12.3	Assignments

No Party may assign, delegate, sub-contract, or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser may transfer or assign or otherwise encumber, in whole or in part, its rights and obligations under this Agreement to any of its Subsidiaries or for the purpose of securing any financing for the consummation of the transactions contemplated hereby.

12.4	Amendments and waivers

Changes and additions to this Agreement must be in writing and duly executed by the Parties. This shall also apply for this Section 12.3. Any provision or condition of this Agreement may be waived only in writing by the Party against whom the waiver is to be effective.

12.5	Partial Invalidity

If any provision of this Agreement shall be fully or partly invalid or unenforceable, the validity and enforceability of all other provisions shall not be affected. The invalid or unenforceable provision shall be substituted by a valid and enforceable provision, which most closely reflects the economic intention of the Parties.

12.6	No waiver

The failure by any Party to exercise or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies such Party may otherwise have and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy under this Agreement.

12.7	Entire agreement

This Agreement (together with all documents referencing to or referred to in it or otherwise executed at the Closing Date in relation hereto) constitutes the entire agreement between the Parties in relation to its subject matter and replaces and extinguishes all prior agreements between the Parties with respect to such subject matter.

12.8	Notices

All correspondence, consents, waivers and notifications pursuant to this Agreement shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by internationally recognised overnight courier service (cost prepaid); or (b) received or rejected by the address, if sent by certified mail, return receipt requested, in each case to the following addresses, and marked to the attention of the person (by name or title) designated below (or to such other address or person as a party may designate by written notice to the other parties).
If to Seller
Family Holding i Alvik AB
c/o Liljedahl
Pellvägen 4
975 93 Luleå

Sweden
Phone:
Fax:
With a copy to:
Advokatfirman Cederquist KB
Att: Per Victor
Box 1670
SE-111 96 Stockholm, Sweden
Phone: +46 (8) 522 065 00
Fax: +46 (8) 522 00 67
If to Purchaser
Hill-Rom AB
c/o Hill-Rom Company, Inc.
Attn: General Counsel
1069 State Route 46 East
Batesville, Indiana 47006
USA
Phone: +1 (812) 931-2304
Fax: +1 (812) 934 8189
With a copy to:
Jan Byström
Advokatfirman Vinge KB
Smålandsgatan 20, Box 1703
SE-111 87 Stockholm
Sweden
Phone: +46 (8) 614 3136
For the purposes of this Agreement, “writing” or “written” shall not include e-mails.
13.	ARBITRATION AND GOVERNING LAW

13.1	Any dispute, controversy or claim arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration proceedings shall take place in London, the United Kingdom in the English language. The arbitration tribunal shall be composed of three (3) arbitrators. If there is more than one party on a side in the dispute, and they cannot agree on an arbitrator, then the Arbitration Institute shall appoint such upon request from either party on that side in the dispute.

13.2	Any arbitral tribunal appointed under this Section shall have the power to order that arbitral proceedings under this Agreement may be consolidated with any arbitral proceedings under the Founder Undertakings, and/or that concurrent hearings may be held in respect of any such arbitral proceedings.
13.3	In particular, in the event that arbitration is commenced by the Purchaser at the same time both against the Seller under this Agreement and against one or both of the Founders under the Founder Undertakings relating to the same subject matter, it is hereby irrevocably agreed that (a) such arbitration shall be taken to be a single consolidated set of proceedings, and (b) the Seller and the Founders shall be taken to be on the same side of the dispute in such circumstances, and the last sentence of Section 13.1 shall apply accordingly.

13.4	[***].

13.5	The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings, except as is necessary to obtain execution of the decision or award. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the prior written consent of both Parties.

13.6	In case this Agreement, or any part of it, is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

[Signature page to follow]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Seller and the Purchaser have executed this Agreement in two (2) counterparts on the day and year first above written to be effective as and from that day:

Place: Luleå, Sweden	Place: Batesville, Indiana, USA

Family Holding i Alvik AB	Hill-Rom AB

/s/ Gunnar Liljedahl	/s/ Patrick D. de Maynadier
By: Gunnar Liljedahl	By: Patrick D. de Maynadier
as per power of attorney	as per power of attorney